Exhibit 2.2

STOCK PURCHASE AGREEMENT

among

ATERIAN, INC.

and

TRUWEO, LLC

as Purchaser

and

PHOTO PAPER DIRECT LTD

as Company

and

JOSEF EITAN

As Seller

and

RAN NIR

As Beneficial Owner

Dated as of May 5, 2021

SCHEDULES

Schedule 1.01-AAA	Acquired Amazon Accounts
Schedule 1.01-MDE	Measurement Date EBITDA
Schedule 1.01-TAP	Transaction Accounting Principles
Schedule 2.06(a)	Transaction Expenses
Schedule 2.06-PW	Payment Waterfall
Schedule 2.07	Sample Closing Statement
Schedule 6.05(a)	Purchaser Products

DISCLOSURE SCHEDULES

Schedule 3.01(b)	Company Jurisdictions
Schedule 3.02	Capitalization
Schedule 3.03	No Violations
Schedule 3.04	Consents and Approvals; Permits
Schedule 3.05(a)	Financial Statements
Schedule 3.09(a)	Title to Assets
Schedule 3.09(c)	Location of Tangible Personal Property
Schedule 3.10(a)	Intellectual Property
Schedule 3.10(d)	Intellectual Property – Service Providers
Schedule 3.10(e)	Intellectual Property - Claims
Schedule 3.10(g)	Intellectual Property – E-Commerce Asset Security
Schedule 3.11	Material Contracts
Schedule 3.12	Litigation
Schedule 3.14(g)	Taxes
Schedule 3.15	Suppliers
Schedule 3.16	Products
Schedule 3.20	No Brokers or Finders

EXHIBITS

Exhibit A	Inventory Statement
Exhibit B	Shareholder Agreement
Exhibit C	Consulting Agreement
Exhibit D	Stock Transfer Form
Exhibit E	Release of Claims

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (as it may be amended, restated, supplemented or otherwise modified in accordance with Section 9.06, this “Agreement”), dated as of May 5, 2021, is among (i) Aterian, Inc., a Delaware corporation (“Parent”) and Truweo, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Acquisition Sub,” and together with Parent, “Purchaser”), (ii) Photo Paper Direct Ltd, a private limited company organized under the laws of England and Wales with registered office at Unit 8 Shakespeare Industrial Estate, Shakespeare Street, Watford, England, WD24 5RR, Company number: 04581446 (“Company”), (iii) Josef Eitan (“Owner”) and (iv) Ran Nir (“Beneficial Owner”). Except as otherwise expressly specified, “Seller” refers to each of Owner and Beneficial Owner, separately and collectively.

RECITALS

WHEREAS, Company has 100 ordinary shares, nominal value £1.00 per share, issued and outstanding, which represents all of Company’s outstanding share capital (the “Shares”);

WHEREAS, Owner is the sole registered member of all the Shares;

WHEREAS, Beneficial Owner is the beneficial owner of twenty five percent (25%) of the Shares, which beneficial ownership has been documented in that certain Beneficial Shareholder Agreement, dated as of March 12, 2021, by and between Owner and Beneficial Owner (as amended April 27, 2021, the “Beneficial Ownership Agreement”);

WHEREAS, Parent and Company have entered into a binding term sheet, dated as of February 25, 2021 (the “Term Sheet”), providing for Acquisition Sub to acquires the Shares from Seller, subject to the terms and conditions of the Term Sheet (the “Share Purchase”); and

WHEREAS, the Term Sheet provides that a condition to closing of the Share Purchase is the execution of a definitive agreement acceptable to Purchaser, on the one hand, and Company and Seller, on the other hand.

AGREEMENT

In consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“15-Day VWAP” means, as of any date, the volume weighted average closing price of shares of Parent Common Stock traded on The Nasdaq Stock Market, LLC, or if the Parent Common Stock is not listed on such exchange as of such date, any other national securities exchange on which shares of Parent Common Stock are then traded and that is selected by Purchaser, for the fifteen (15) trading days ending on the first trading day immediately preceding such date.

“2021 EBITDA” means Company’s EBITDA for the twelve (12) months ending December 31, 2021, calculated in a manner consistent with the Measurement Date EBITDA.

“3PL” means third party logistics provider, including, as the context may require, Company and its Affiliates.

“Acquired Amazon Accounts” means those certain Amazon accounts set forth on Schedule 1.01-AAA and doing business under the names listed adjacent to such accounts, and the related Amazon Business Services Agreements.

“Adjustment Amount” means (a) the Net Liability Adjustment, minus (b) the Overdue Liabilities, if any.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used herein, the term “control” means: (a) the power to vote at least ten percent (10%) of the voting power of a Person; or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise. For greater certainty and without limiting the foregoing, Seller shall be deemed an Affiliate of Company before and at the Closing but shall not be deemed an Affiliate of Company after the Closing.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).

“Agreement” has the meaning set forth in the Preamble.

“Amazon” means Amazon.com, Inc., a Delaware corporation, and its worldwide Affiliates.

“Amazon Business Services Agreements” means the terms of service agreements relating to the Acquired Amazon Accounts.

“Ancillary Agreements” means (a) the Shareholder Agreement, (b) the Consulting Agreement, and (c) the Share Transfer Form.

“ASIN” means Amazon Standard Identification Number, which is an alphanumeric unique identifier assigned by Amazon.com and its partners for product identification within the Amazon organization.

“Balance Sheet Date” has the meaning set forth in Section 3.05(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.01(d).

“Basket Amount” has the meaning set forth in Section 8.04(a).

“Business Day” means a day other than Saturday, Sunday or any other day on which banks in (a) New York, United States, or (b) Israel are required or authorized to be closed.

“Cash Purchase Price” has the meaning set forth in Section 2.02.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Inventory” means the sum of (a) the amount of Inventory for each separately identifiable SKU, as of the Measurement Time, multiplied by (b) the Cost of each such item of Inventory, in each case as listed on the Inventory Statement; provided, that any and all Excluded Inventory will be valued at zero (£0) for purposes of calculating the Closing Inventory (and any other amount or value that incorporates the Closing Inventory as a component or precursor thereof).

“Closing Payment” has the meaning set forth in Section 2.06(a).

“Closing Purchase Price” means (a) the Cash Purchase Price, plus (b) the Estimated Adjustment Amount.

“Closing Shares” means 704,548 shares of Parent Common Stock.

“Closing Statement” has the meaning set forth in Section 2.07(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the United Kingdom Companies Act 2006, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Certificate” means a certificate in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date and duly executed and delivered by Company, certifying that attached thereto are (a) true, complete and accurate copies of the organizational documents of Company (and the certificate of incorporation or comparable organizational document shall also be certified as of a recent date by the Companies House) and (b) a true, complete and accurate copy of resolutions duly adopted by the board of directors (or comparable governing body) of Company adopting and approving the Transaction Documents to which Company is a party.

“Company’s and Seller’s Closing Deliverables” has the meaning set forth in Section 2.04.

“Company Intellectual Property” has the meaning set forth in Section 3.10(b).

“Confidential Information” means (a) any confidential, non-public and/or proprietary information with respect to Company, including any related operations, clients, customers, prospects, personnel, properties, processes and products, financial, technical, commercial and other information (regardless of the form or format of the information or the manner or media in or through which it is provided to or otherwise obtained by Company or Seller or their respective Representatives), any confidentiality or non-disclosure Contracts that Company or Seller or their respective Representatives, have executed with other potential buyers of Company, and the existence and terms of any Transaction Document and (b) any analyses, compilations, studies, notes, copies, memoranda or other documents with respect to Company prepared by or for Company or Seller or any of their respective Representatives, to the extent they contain or show such information; provided, that “Confidential Information” shall not include information that was or becomes generally available to the public other than as a result of any direct or indirect act or omission by Company or Seller or any of their respective Representatives.

“Consulting Agreement” has the meaning set forth in Section 2.04(e).

“Contracts” means all contracts, agreements, licenses, indentures, notes, bonds, instruments, leases, mortgages, sales orders, purchase orders, arrangements, commitments, obligations and other understandings or undertakings of any nature, in any case whether written or oral, as well as any bids or proposals which, if accepted, would result in a binding contract, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder.

“Cost” means all costs incurred by a Party to procure or ship inventory, including manufacturing costs, freight costs, duties, import costs, insurance costs and levies and other similar costs.

“Current Assets” means, as of any time, the sum of the amounts as of such time for the current asset line items and general ledger accounts of Company shown on the Sample Closing Statement, in each case determined in accordance with the Transaction Accounting Principles, but excluding (a) the portion of any prepaid expense of which neither Purchaser nor Company will receive the benefit following the Closing, (b) deferred Tax assets, and (c) receivables from any of Company’s Affiliates, directors, employees, officers or stockholders, or any of their respective Affiliates.

“Current Liabilities” means, as of any time, the sum of the amounts as of such time for the current Liability line items and general ledger accounts of Company shown on the Sample Closing Statement, in each case determined in accordance with the Transaction Accounting Principles, but excluding (a) the current portion of any indebtedness of Company, (b) deferred Tax Liabilities, (c) Transaction Expenses other than those included in Schedule 2.06(a), and (d) payables owed to any of Company’s Affiliates, directors, employees, officers or stockholders or any of their respective Affiliates.

“Data Breach” means (a) the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data, in either case, transmitted, stored, or otherwise Processed by Company or a Service Provider on behalf of Company or (b) any breach of Personal Data would otherwise give rise to any obligations on behalf of Company under Privacy Requirements.

“Disclosure Schedules” has the meaning set forth in Article III.

“Dispute Notice” has the meaning set forth in Section 2.07(c).

“Earn-Out Multiplier” means, (a) if 2021 EBITDA is less than the Measurement Date EBITDA, 0, (b) if 2021 EBITDA equals or exceeds the Measurement Date EBITDA and less than one hundred twenty percent (120%) of the Measurement Date EBITDA, 1.50, and (c) if 2021 EBITDA exceeds one hundred twenty percent (120%) of the Measurement Date EBITDA, 2.0.

“Earn-Out Payment” has the meaning set forth in Section 2.08.

“Earn-Out Statement” has the meaning set forth in Section 2.08(a).

“EBITDA” means earnings before interest, taxes, depreciation and amortization, as determined pursuant to the Transaction Accounting Principles.

“E-Commerce Assets” means all website traffic, analytics Software and accounts, graphics, content, databases, forms, internal search engines, advertising on or relating to the websites, data, programming code, user and customer lists, consumer data and all other information and property as it pertains to the websites of Company and/or the operation thereof, including all social media accounts, including Facebook, Twitter, Pinterest, YouTube, Instagram, TikTok, Snapchat, Google Plus, MySpace, comparison shopping accounts, Google AdWords accounts, Google Merchant Center accounts, Webmaster Tools accounts, Google Analytics accounts, Bing AdCenter accounts, and any other similar accounts, services or websites used in connection with any of Company (and all users, fans and/or followers thereof), blogs, email accounts, servers, host accounts, applications, Software and platforms used by Company’s websites and/or its blog(s), and any other accounts, tools, extensions, application programming interfaces (APIs), electronic data interchanges (EDIs) or third party relationships or Software used by Company to operate, or that has been collected or used during the operation of, Company’s business and operations.

“Estimated Adjustment Amount” has the meaning set forth in Section 2.07(a).

“Estimated Amounts” has the meaning set forth in Section 2.07(a).

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Exchange Act” has the meaning set forth in Section 5.03.

“Excluded Inventory” means any Closing Inventory that is damaged, broken, defective, spoiled or similarly rendered obsolete such that it is unsellable.

“Excluded Taxes” means without duplication, all: (a) Taxes imposed on or payable by or with respect to Company, or for which it is liable, for any Pre-Closing Period; (b) Taxes imposed on or payable by or with respect to Company, or for which it is liable, for any Straddle Period; (c) Taxes (other than Transfer Taxes) attributable to the sale of the Shares pursuant to this Agreement; and (d) Liabilities of Company to indemnify any other Person in respect of or relating to Taxes of such other Person or to pay an amount pursuant to any Tax sharing, allocation or indemnification agreement to the extent such Liabilities relate to a Pre-Closing Period or such agreement was entered into on or before the Closing Date.

“Export Approvals” has the meaning set forth in Section 3.17.

“Financial Statements” has the meaning set forth in Section 3.05(a).

“Fundamental Representations” means, collectively, the representations and warranties of (a) Company contained in Section 3.01 (Organization and Qualification; Authorization), Section 3.02 (Capitalization); Section 3.03 (No Violation), Section 3.14 (Taxes) and Section 3.20 (No Brokers or Finders); and (b) Owner and Beneficial Owner contained in Section 4.02 (Authorization), Section 4.02 (No Violation), Section 4.03 (Consents and Approvals), Section 4.04 (Ownership of Shares) and Section 4.12 (Payment Waterfall).

“GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances from time to time.

“General Cap” has the meaning set forth in Section 8.04(b).

“Government Official” means, collectively, any officer or employee of a Governmental Authority, any Person acting for or on behalf of any Governmental Authority, any political party or official thereof and any candidate for political office.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, bureau, board, department, official, body or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city, other political subdivision or any other similar body or organization exercising governmental or quasi-governmental power or authority, including any self-regulatory organization exercising such power or authority.

“Improper Payment Laws” means the United States Foreign Corrupt Practices Act of 1977, any legislation implementing the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Official in International Business Transactions, the United Kingdom Bribery Act of 2010, and any other applicable Law regarding anti-bribery or illegal payments or gratuities.

“Independent Accountant” means a nationally recognized firm of independent certified public accountants to be mutually agreed on, which shall be one of the big four accounting firms, other than Company’s accountant, Seller’s accountant and Purchaser’s accountant.

“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (b) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all moral rights, copyrights and other rights in any work of authorship, compilation, derivative work or mask work and all applications, registrations, and renewals in connection therewith, (d) all trade secrets, data (including raw data, technical data, clinical trial data, and test results), (e) databases, confidential information, ideas, research and development, know- how, methods, formulas, compositions, manufacturing and production processes and techniques, regulatory filings, submissions, and correspondence, results, analyses, studies, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (f) Software, (g) all other proprietary and intellectual property rights, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (i) the exclusive right to display, perform, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing and (j) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“Intercompany Accounts” has the meaning set forth in Section 6.10.

“International Trade Laws” means any applicable (a) Sanctions, (b) U.S. export control Laws (including the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws), (c) laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws, (d) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (e) export, import and customs Laws of other countries in which Company has conducted and/or currently conduct business.

“Inventory” means any and all raw materials, work-in-process, finished goods, goods in transit, supplies and other inventories to the extent used, or held for use, by Company, including any such raw materials, work-in-process, finished goods, supplies and other inventories with an identifiable SKU.

“Knowledge” means, when referring to the “knowledge” of Company, or any similar phrase or qualification based on knowledge of Company, (a) the actual knowledge of Owner and (b) the knowledge that Owner would have obtained after making due inquiry of Company’s books and records and employees with respect to the particular matter in question.

“Law” means the common law of any state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, code, rule, regulation, Order, certification standard, accreditation standard, Permit, judgment, regulatory code of practice, statutory guidance, injunction, decree or other decision of any court or other tribunal or Governmental Authority.

“Liabilities” means any indebtedness, liabilities, demands, commitments, warranties, product liabilities, or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, whether due or to become due, whether arising out of any Contract or tort based on negligence or strict liability and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto, and however arising and including all fees, costs and expenses related thereto.

“Liens” means all liens, security interests, claims, mortgages, deeds of trust, preemptive rights, leases, charges, options, rights of first refusal, easements, proxies, voting trusts or agreements, transfer restrictions, pledges, assessments, covenants, burdens and other encumbrances of every kind, including restrictions on voting or use.

“Losses” means any and all Liabilities, losses, damages, judgments, awards, settlements, royalties, diminution in value, interest, penalties, fines, Taxes, demands, Proceedings, claims, deficiencies, costs and expenses of any kind (in each case, excluding (to the extent not included in a Third Party Claim) punitive, consequential, or indirect losses or damages, lost profits and diminution in value) (including reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the investigation or defense of any of the foregoing or any Proceeding relating to any of the foregoing).

“Material Adverse Effect” means an Event that (a) is materially adverse to the business or condition (financial or otherwise) of Company, taken as a whole; provided, that none of the following shall be deemed to be or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) changes or developments in general economic, regulatory or political conditions or in the securities, credit, foreign exchange or financial markets in general; (ii) changes or developments in or affecting the industry in which Company operates, including any adverse weather events or conditions; (iii) the failure of Company to meet projections or forecasts (provided, that the underlying causes of such failure may be considered in determining whether there has occurred a Material Adverse Effect); (iv) any national or international political event or occurrence, including acts of war or terrorism; (v) changes in GAAP or the interpretation thereof; or (vi) the announcement of the execution of this Agreement or the transactions contemplated by this Agreement (including any reduction in sales, any disruption in supplier, distributor, partner or similar relationships, or any other adverse business or market impact caused as a result of the transactions contemplated by this Agreement); provided, further, that, in the case of clauses (i), (ii), (iv) and (v), if such Event disproportionately adversely affects Company as compared to other Persons or businesses that operate in the industry in which Company operates, then the disproportionate aspect of such Event may be taken into account in determining whether a Material Adverse Effect has occurred or will occur, or (b) could reasonably be expected to materially impair, delay or prevent Company or Seller from consummating the transactions contemplated by this Agreement or the other Transaction Documents.

“Measurement Date EBITDA” means Company’s EBITDA for the twelve months ended December 31, 2020, as set forth in more detail on Schedule 1.01-MDE.

“Measurement Time” means 11:59 p.m., Pacific Time, on the day immediately preceding the Closing Date.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Net Liability Adjustment” (which may be a positive or negative number) means (a) the Current Assets as of the Measurement Time, minus (b) the Current Liabilities as of the Measurement Time.

“Non-Paying Party” has the meaning set forth in Section 6.01(c).

“Order” means any order, judgment, ruling, injunction, award, stipulation, assessment, decree or writ, whether preliminary or final, of any Governmental Authority.

“Overdue Liabilities” means (a) the aggregate amount of Liabilities of Company that are not Current Liabilities, as of the Measurement Time (and in each case determined in accordance with the Transaction Accounting Principles), that have not been paid when due, excluding (i) deferred Tax Liabilities, (ii) Transaction Expenses and (iii) payables owed to any of Company’s Affiliates, directors, employees, officers or stockholders or any of their respective Affiliates, plus (b) all interest, fines, late fees, penalties, premiums, costs of collection and similar costs incurred as a result of Company’s failure to make all payments when due on (i) Current Liabilities and (ii) the Liabilities described in clause (a).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent.

“Parent Disclosure Schedules” has the meaning set forth in Article V.

“Party” means any party to this Agreement.

“Patents” means all patents and pending applications for patents of the United States and all countries and jurisdictions foreign thereto and all reissues, reexamined patents, divisions, continuations, continuations-in-part, revisions, and extensions thereof.

“Payment Waterfall” has the meaning set forth in Section 2.06(a).

“Paying Party” has the meaning set forth in Section 6.01(c).

“Permits” means permits, licenses, registrations, consents, certificates, grants, waivers, qualifications, approvals and all other authorizations by or of Governmental Authorities.

“Permitted Lien” means (a) statutory Liens for Taxes not yet due and payable, (b) statutory Liens of landlords for amounts not yet due and payable, and (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, firm or other entity or any Governmental Authority.

“Personal Data” means (a) all data that identifies an individual or, in combination with any other information or data available to Company, is capable of identifying or locating an individual or (b) as the terms “personal data,” “personal information,” “personally-identifiable information,” or similar terms, are otherwise defined under Privacy Laws.

“Post-Closing Statement” has the meaning set forth in Section 2.07(b).

“Pre-Closing Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Privacy Laws” means (a) all applicable Laws relating to the Processing of data (including Personal Data), data privacy, or information security, such as the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Health Insurance Portability and Accountability Act, the Health Information Technology for Economic and Clinical Health, the California Consumer Privacy Act of 2018, state privacy laws, state health laws, state data breach laws, and the General Data Protection Regulation 2016/679 and all implementation legislation relating thereto, the UK Data Protection Act of 2018, and the UK General Data Protection Regulation and (b) the Payment Card Information Data Security Standards and any other applicable self-regulatory frameworks, codes of conduct, or similar rules or regulations.

“Privacy Requirements” has the meaning set forth in Section 3.10(h).

“Proceeding” means any suit, action, cause of action, litigation, hearing, inquiry, examination, demand, proceeding, controversy, complaint, appeal, notice of violation, citation, summons, subpoena, arbitration, mediation, dispute, claim, allegation, investigation or audit of any nature whether civil, criminal, quasi criminal, indictment, administrative, regulatory or otherwise and whether at Law or in equity.

“Process,” “Processed,” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including via security measures), disposal, disclosure, or other activity regarding data (whether electronically or in any other form or medium), including Personal Data.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” means Parent, Acquisition Sub and their respective Affiliates, equity holders, officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors and other agents.

“Purchaser’s Closing Deliverables” has the meaning set forth in Section 2.05.

“Reconciliation Period” has the meaning set forth in Section 2.07(c).

“Related Party” means (a) Owner, (b) Beneficial Owner, (b) any Affiliate or family member of Owner, or (c) any current or former director, manager, partner, officer, equityholder or Affiliate of Company or any Person described in clauses (a) or (b), or (d) any other Person in which a Person described in clauses (a), (b) or (c) has a financial interest.

“Released Parties” has the meaning set forth in Section 6.06.

“Representative” means with respect to any Person, such Person’s respective directors, officers, employees, representatives, agents, attorneys, consultants, bankers, or advisors.

“Restricted Period” has the meaning set forth in Section 6.05(a).

“Sample Closing Statement” has the meaning set forth in Section 2.07(a).

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including the Office of Foreign Assets Control, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means each director, officer, employee, manager, independent contractor, consultant, leased employee or other service provider of Company; provided, that Service Providers shall not include third-party software or services such as advertising agencies, 3PLs and accounting services or any other Person who is not controlled by Company or any of Company’s Affiliates.

“Share Purchase” has the meaning set forth in the Recitals.

“Shareholder Agreement” means the Shareholder Agreement, in the form of Exhibit B.

“Shares” has the meaning set forth in the Recitals.

“SKU” means a stock-keeping unit maintained by a business in respect of a product or good in which it trades.

“Software” means all websites, computer software and firmware (including source code, executable code, data, databases, user interfaces and related documentation).

“Statutory Accounts” has the meaning set forth in Section 6.08.

“Straddle Period” has the meaning set forth in Section 6.01(c).

“Straddle Period Tax” has the meaning set forth in Section 6.01(c).

“Stock Transfer Form” has the meaning set forth in Section 2.04(h).

“Supplier” has the meaning set forth in Section 3.15.

“Tail Insurance” has the meaning set forth in Section 6.12.

“Tax” means any and all multi-national, federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare, escheat or unclaimed property (whether or not considered a tax under applicable Law), or other tax, assessment, duty, fee, or similar charge of any kind whatsoever, including any interest, penalties or additions to Tax, any penalties resulting from any failure to timely or properly file a Tax Return, or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Contest” has the meaning set forth in Section 6.01(e).

“Tax Returns” means returns, declarations, reports, notices, forms, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with any Governmental Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Term Sheet” has the meaning set forth in the Recitals.

“Third Party Claim” has the meaning set forth in Section 8.03(a).

“Trademarks” means, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, registered trade dress and unregistered trade dress, logos, slogans, Internet domain names, rights in telephone numbers, and other indicia of source, origin, endorsement, sponsorship or certification, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Transaction Accounting Principles” means the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies historically applied by Company subject to the changes to such practices as set out in Schedule 1.01-TAP.

“Transaction Documents” means this Agreement and the Ancillary Agreements and any other schedule, certificate, instrument or other document contemplated thereby.

“Transaction Expense Payments” has the meaning set forth in Section 2.06(a).

“Transaction Expenses” means (a) all of the fees, costs and expenses incurred by Company or Seller in connection with the Transactions or any transaction or series of transactions similar to such transactions, including all fees, costs and expenses payable to attorneys, financial advisors, accountants, consultants or other advisors, (b) all payments by Company or Seller to obtain any third party consent required under any Material Contract in connection with the consummation of the Transactions and (c) all premium payments by Company or Purchaser to purchase Tail Insurance.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 6.01(d).

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell, convey, assign and transfer to Purchaser, and Purchaser agrees to purchase from Seller, the Shares, free and clear of any and all Liens, other than Permitted Liens.

Section 2.02 Purchase Price. The aggregate amount of consideration payable by Purchaser to Seller for the Shares shall be an amount equal to: (a) £5,963,285.50 in cash (the “Cash Purchase Price”), (b) the Closing Shares; plus (c) the Adjustment Amount, as it may be adjusted pursuant to Section 2.07; plus (d) subject to the terms and conditions set forth in Section 2.08, the Earn-Out Payment (items (a)–(d), the “Purchase Price”).

Section 2.03 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be effected by electronic mail exchange of true, complete and accurate copies of executed originals of Company’s and Seller’s Closing Deliverables and Purchaser’s Closing Deliverables on the date hereof, which date is referred to herein as the “Closing Date.” The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Pacific Time on the Closing Date. Title to, beneficial ownership of, and any risk attaching to, the Shares shall pass on Closing and the Shares shall be sold and purchased together with all rights and benefits attached or accruing to them at Closing (including the right to receive any dividends, distributions or returns of capital declared, paid or made by Company on or after Closing).

Section 2.04 Company’s and Seller’s Closing Deliverables. In addition to the other requirements set forth in this Agreement, at the Closing, Company and Seller shall deliver or cause to be delivered to Purchaser each of the following documents and instruments (collectively, the “Company’s and Seller’s Closing Deliverables”):

(a)	a Company Certificate, duly executed by Owner in Owner’s capacity as an executive officer of Company;

(b)

a certificate setting forth, for each SKU of Inventory, the (i) brand, (ii) name of the applicable Acquired Amazon Account associated with the units of Inventory, (iii) name of the entity owning such account, (iv) SKU number, (v) ASIN, (vi) product description, (vii) estimated number of units of Inventory on hand (pursuant to validly executed and accepted purchase orders), including at Amazon and at all 3PL or other facilities, (vii) Cost per unit and (viii) a listing of all outstanding purchase orders (including any identifying numbers thereof) for Inventory, the outstanding payments owing thereunder, the number of units to be delivered pursuant thereto and whether the expected date of delivery for such units is equal to or greater than forty five (45) days after the Closing Date, all such data and calculations being as of the Measurement Time and presented in the form of Exhibit A, duly executed by Owner, in Owner’s capacity as an executive of Company (the “Inventory Statement”);

(c)	copies of the Shareholder Agreement, duly executed by each of Owner and Beneficial Owner;

(d)	an IRS Form W-8BEN, duly executed by each of Owner and Beneficial Owner;

(e)	a Consulting Agreement, in the form of Exhibit C, duly executed by Owner (the “Consulting Agreement”);

(f)

a receipt executed by Owner and Beneficial Owner evidencing payment in full by Purchaser of the payment of the Closing Payment, in form and substance reasonably acceptable to Purchaser (to be deemed delivered upon Seller’s receipt of the payment of Closing Payment due at the Closing);

(g)	the Stock Transfer Form, in the form of Exhibit D, duly executed by Owner (the “Stock Transfer Form”) together with all share certificates in respect of the Shares;

(h)	a duly executed letter of resignation from each officer, director or manager of Company resigning from all such roles with Company effective as of the Closing;

(i)

a certificate, dated as of the Closing Date and signed by Owner and Beneficial Owner, in each of their capacity as Seller and in Owner’s capacity as an executive officer of Company, stating that: (i) (A) each Fundamental Representation, as well as each representation and warranty of Company set forth in Section 3.08(b), is true and correct in all respects on and as of the Closing Date as if made on the Closing Date, and (B) all other representations and warranties of Company and Seller contained this Agreement (without giving effect to any “material” or “Material Adverse Effect” qualifier or other similar qualifier therein), is true and correct in all material respects on and as of the Closing Date except in each case of clauses (A) and (B), that representations and warranties that are made as of specific date shall be tested only on and as of such date; and (ii) the covenants and agreements of Company and Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects;

(j)

an irrevocable power of attorney given by Owner in favor of Purchaser to enable the beneficiary (or its proxies) to exercise all voting and other rights attaching to the Shares before the transfer of the Shares is registered in Company’s share register; and

(k)	a release of claims, in the form of Exhibit E, duly executed by Beneficial Owner.

Section 2.05 Purchaser’s Closing Deliverables. In addition to the other requirements set forth in this Agreement, at the Closing, Purchaser shall deliver or cause to be delivered to Seller (collectively, the “Purchaser’s Closing Deliverables”):

(a) a counterpart of each Ancillary Agreement to which Acquisition Sub is a party, duly executed by an executive officer of Acquisition Sub;

(b) a counterpart of each Ancillary Agreement to which Parent is a party, duly executed by an executive officer of Parent; and

(c) a certificate, dated as of the Closing Date and signed by an executive officer of each of Parent and Acquisition Sub, in their capacity as an executive officer of the applicable Person, stating that: (i) each representation and warranty of Parent and Acquisition Sub set forth in Article V is true and correct in all material respects on and as of the Closing Date as if made on the Closing Date except that representations and warranties that are made as of specific date shall be tested only on and as of such date; and (ii) the covenants and agreements of Parent and Acquisition Sub to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

Section 2.06 Actions at Closing. At the Closing, Purchaser shall:

(a) pay, or cause to be paid an amount of cash equal to the Closing Purchase Price (the “Closing Payment”) (i) to Owner and Beneficial Owner, by wire transfer of immediately available funds to the bank account or accounts in the Payment Waterfall, an amount of cash equal to the amounts set forth opposite the Owner and Beneficial Owner’s names in the Payment Waterfall and (ii) to the third party Persons specified in the Payment Waterfall, by wire transfer of immediately available funds to the bank account or accounts designated in the Payment Waterfall, the amounts set forth opposite such Persons’ names in the Payment Waterfall (the “Transaction Expense Payments”). The Closing Payment and the Transaction Expense Payments shall be paid in accordance with the payment waterfall set forth in Schedule 2.06-PW (the “Payment Waterfall”).

(b) issue, or cause Parent’s transfer agent to issue (in book-entry format), the Closing Shares to Owner and Beneficial Owner in the proportions set forth in the Payment Waterfall.

Section 2.07 Closing Adjustment.

(a) Schedule 2.07 sets forth a classification of the asset and Liability line items and general ledger accounts that constitute the Current Assets, the Current Liabilities, the Closing Inventory and the Overdue Liabilities and a sample calculation of each such amount as of the date set forth on such schedule (the “Sample Closing Statement”). At least three (3) Business Days prior to the Closing, Company shall deliver to Purchaser a good-faith estimate (which shall include an estimate of all of its component parts) of the Adjustment Amount (such estimate, the “Estimated Adjustment Amount” and, together with the estimates of its component parts, the “Estimated Amounts”), which statement shall contain a calculation of each of the Estimated Amounts and the Payment Waterfall (the “Closing Statement”), reasonable supporting detail and a certificate of Company that the Closing Statement was prepared in accordance with the Transaction Accounting Principles. Company shall provide Purchaser with reasonable access to the books and records of Company, and other Company documents, to verify the information set forth in the Closing Statement before the Closing Date. Not less than one (1) Business Day before the anticipated Closing Date, Purchaser shall notify Company if Purchaser disputes any aspect of the Estimated

Amounts or the calculations thereof, and Purchaser and Company shall negotiate in good faith to resolve any such dispute (or any aspect thereof). The amount so agreed shall be the Estimated Amounts for purposes of the Closing. If Purchaser and Company are unable to resolve such dispute, the Estimated Amounts set forth in the Closing Statement shall be the Estimated Amounts for the purposes of the Closing.

(b) No later than thirty (30) days after the Closing Date, Purchaser will cause to be prepared and delivered to Owner a statement setting forth (i) an updated Inventory Statement, which shall reflect any and all adjustments or revisions made by Purchaser to correct errors or omissions in the Inventory Statement delivered by Company at the Closing and (ii) Purchaser’s calculation of the Adjustment Amount, which statement shall contain a calculation of the Adjustment Amount and all of its component parts (clauses (i) and (ii), the “Post-Closing Statement”), reasonable supporting detail and a certificate of Purchaser that the Post-Closing Statement was prepared in accordance with the Transaction Accounting Principles. Upon receipt of the Post-Closing Statement, Owner (and to the extent reasonably requested, its representative) will be given reasonable access, upon reasonable notice, to Purchaser’s relevant books, records, workpapers and personnel related to the Adjustment Amount (subject to customary confidentiality relating to such access) during business hours for the limited purpose of verifying the contents of the Post-Closing Statement. If the Adjustment Amount set forth in the Post-Closing Statement, as finally determined pursuant to this Section 2.07, is less than the Estimated Adjustment Amount, then Owner and Beneficial Owner shall pay to Purchaser an amount equal to their pro rata share of such difference. If the Adjustment Amount set forth in the Post-Closing Statement, as finally determined pursuant to this Section 2.07, exceeds the Estimated Adjustment Amount, then Purchaser shall pay to Owner and Beneficial Owner, an amount equal to their pro rata share such excess. Owner’s and Beneficial Owner’s pro rata shares shall be as set out on the Payment Waterfall.

(c) Within thirty (30) days after receipt by Owner of the Post-Closing Statement, Owner shall deliver written notice to Purchaser of any dispute Owner has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided, that if Owner does not deliver any Dispute Notice to Purchaser within such thirty (30)-day period, the Post-Closing Statement will be final, conclusive and binding on each of the Parties. The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Owner disputes and (ii) the correct amount of such item. All undisputed amounts will be final, conclusive and binding on each of the Parties. Upon receipt by Purchaser of a Dispute Notice, Purchaser and Owner shall negotiate in good faith to resolve any dispute set forth therein. If Purchaser and Owner resolve any such dispute within fifteen (15) days after delivery of the Dispute Notice (the “Reconciliation Period”), then the Adjustment Amount shall be adjusted by such resolution, and the resolution of each such dispute shall become final, conclusive and binding on each of the Parties. If Owner and Purchaser cannot resolve all disputes during with Reconciliation Period, then Purchaser and Owner jointly shall engage, within ten (10) business days following the expiration of the Reconciliation Period, the Independent Accountant to resolve any remaining dispute. The Independent Accountant shall be directed to render a written resolution of each disputed item as promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accountant. Purchaser and Owner shall each furnish to the Independent Accountant such work papers, schedules and other documents and information related to the disputed items as the Independent Accountant may reasonably request. The

Independent Accountant shall resolve all remaining undisputed items based solely on the applicable definitions and other terms in this Agreement and the materials furnished by Purchaser and Owner without independent review. All determinations made by the Independent Accountant, and the Post-Closing Statement, as modified by the Independent Accountant, will be final, conclusive and binding on the Parties. All amounts that are final, conclusive and binding on the Parties pursuant to this Section 2.07 shall be enforceable in a court of law absent manifest error and fraud. The Parties agree that any adjustment as determined pursuant to this Section 2.07(c) shall be treated as an adjustment to the Purchase Price, except as otherwise required by applicable Law. All fees and expenses relating to the work, if any, to be performed by the Independent Accountant shall be borne equally by each Purchaser, on the one hand, and Owner, on the other hand, in relate to the proportion of the value of the disputed amounts determined in favor of the other Party.

(d) All payments required to be made pursuant to this Section 2.07 shall be made by wire transfer of immediately available funds within five (5) Business Days of the date on which the Adjustment Amount is finally determined.

Section 2.08 Earn-Out. As further consideration for the Stock, Purchaser shall pay to Owner and Beneficial Owner, on the terms and subject to the conditions set forth in this Section 2.08, an amount (the “Earn-Out Payment”) equal to (x) 2021 EBITDA, multiplied by (y) the Earn-Out Multiplier. If the Earn-Out Multiplier is 1.50, the Earn-Out Payment shall consist of cash equal to the 2021 EBITDA multiplied by 1.15 and a number of shares of Parent Common Stock equal to the 2021 EBITDA, multiplied by 0.35, divided by the Earn-Out Price, rounded to the nearest whole share. If the Earn-Out Multiplier is 2.0, the Earn-Out Payment shall consist of cash equal to the 2021 EBITDA multiplied by 1.50 and a number of shares of Parent Common Stock equal to the 2021 EBITDA multiplied by 0.5, divided by the Earn-Out Price, rounded to the nearest whole share. The shares of Parent Common Stock to be issued pursuant to this Section 2.08 will be “restricted securities” under applicable U.S. federal and state securities Laws when issued. The Company shall use commercially reasonable efforts to register such shares of Parent Common Stock with the SEC and qualify such shares of Parent Common Stock by state authorities as soon as practicable after issuance.

(a) The Earn-Out Payment shall be paid in accordance with the Payment Waterfall no later than February 10, 2022, subject to Section 2.08(b). No later than the date the Earn-Out Payment is required to be paid pursuant to this Section 2.08(a), Purchaser shall cause to be prepared and delivered to Owner a statement (the “Earn-Out Statement”) setting forth Purchaser’s good faith calculation of (A) 2021 EBITDA and (B) the amount of the Earn-Out Payment, in each case, calculated in accordance with this Section 2.08. The “Earn-Out Price” means the 15-Day VWAP as of the date of issuance of the shares of Parent Common Stock included in the Earn-Out Payment.

(b) Owner may dispute the amount and calculation of the Earn-Out Payment by following the procedures set forth in Section 2.07(c), except that for purposes of this Section 2.08(b), all references in Section 2.07(c) to the Post-Closing Statement shall be deemed to refer to the Earn-Out Statement. If Owner disputes the amount or calculation of the Earn-Out Payment, then the full Earn-Out Payment shall be withheld during the pendency of any such dispute and shall be paid, in accordance with the Payment Waterfall, within five (5) Business Days of the resolution of all such disputes by wire transfer of immediately available funds to the bank accounts designated in writing by Owner and Beneficial Owner.

(c) Seller agrees that it will not at any time assert any claim against Purchaser or any of its Affiliates, or any of their respective directors, officers, employees, shareholders, Representatives or Affiliates, based on any assertion or allegation that the business and operations of Company have not been conducted prudently or in the best interest of Seller, or that Purchaser or its Affiliates failed to acquire, utilize, exploit or develop any opportunity for the use or benefit of Company, all of which claims are hereby irrevocably waived, so long as Purchaser continues to conduct the business of Company to achieve profitability at least equivalent to past profitability of Company and has not (i) taken any actions in bad faith or fraud, the intention of which was to reduce or avoid making the Earn-Out Payment; (ii) significantly change Company’s business model of marketing and selling inkjet and/or laser media products direct to consumers through Amazon; or (iii) made any investments in, increased operating costs (including payroll expenses), made expenditures in excess of the ordinary course of business of Company compared to 2020 or created other lines of business to be operated by, Company, unless the costs and negative effects on profitability are excluded from the calculation of 2021 EBITDA. After the Closing, other than the above, Purchaser shall have sole discretion with regard to all matters relating to the business and operation of Company.

(d) In the event that Purchaser shall (i) sell the Shares whether by way of a sale of shares or merger or otherwise, in either case where a change-of-control is occasioned by such transaction, (ii) sell or transfer the material assets or business of the Company, or (iii) undertake any other transaction that will have similar effect, prior to Purchaser having paid the Earn-Out Payment in accordance with the provisions of this Section 2.08, any third-party acquirer shall become fully obligated in relation to the Earn-Out Payment and the provisions set out in this Section 2.08, including in relation to the conduct of the business of Company until the Earn-Out Payment has been made and shall provide written confirmation of such undertaking to Sellers, and Purchaser shall remain primarily responsible for the Earn-Out Payment.

Section 2.09 Book Entry Statement. Any time Parent is required to issue shares of Parent Common Stock pursuant to this Article II, Parent shall issue such shares in book-entry form and provide Owner and/or Beneficial, as applicable, with a book statement from Parent’s transfer agent evidencing the issuance of such shares.

Section 2.10 Withholding. Purchaser and any other party making a payment pursuant to this Agreement will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any amounts that Purchaser determines are required to be deducted and withheld pursuant to applicable Law. To the extent that any such amounts are so deducted or withheld and are timely remitted to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify only the specifically identified sections or subsections hereof to which such Disclosure Schedule relates and shall not qualify any other provision of the Transaction Documents; provided, that the exceptions in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections to the extent it is readily apparent that such exception is applicable to such other sections and subsections), each of Company, Owner and Beneficial Owner, jointly and severally, represents and warrants to Parent and Acquisition Sub as of the Closing as follows:

Section 3.01 Organization and Qualification; Authorization.

(a) Company is duly organized, validly existing and in good standing under the Laws of England and Wales and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.

(b) Company is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction listed on Schedule 3.01(b) of the Disclosure Schedules, which are all of the jurisdictions in which Company’s operations as currently conducted requires Company to so qualify.

(c) Company has all requisite power and authority to (i) execute, deliver and perform its obligations under the Transaction Documents to which it is or will be a party and (ii) consummate the Transactions. The execution and delivery of the Transaction Documents to which Company is or will be a party, the performance by Company of its obligations hereunder and thereunder and the consummation by Company of the Transactions have been or will be duly authorized, including any stockholder approvals that may be required under Company’s organizational documents and applicable Law.

(d) This Agreement has been, and the Ancillary Agreements to which Company is or will be a party will be, duly executed and delivered by Company and constitute the legal, valid and binding obligation of Company, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Bankruptcy and Equity Exception”). Seller has all requisite capacity to execute and deliver this Agreement and any other Transaction Documents to which Seller is a party.

(e) No Related Party owns any asset or property (including any Intellectual Property) that is used in, held for use in, or is reasonably necessary for the conduct of Company’s business and operations.

Section 3.02 Capitalization.

(a) The Shares represent the whole of the issued share capital of Company. The Shares have been validly issued, are fully paid or are credited as fully paid, were issued in compliance with securities Laws or exemptions therefrom and were not issued in violation of preemptive or other similar rights. Other than as set forth in Schedule 3.02 of the Disclosure Schedules, there are no outstanding subscriptions, options, warrants, calls, rights, convertible or exchangeable securities, commitments or any other agreements or similar arrangements to which Company is a party or by which Company is bound that obligate Company to (i) issue, deliver or sell or cause to be issued, delivered or sold any shares in the capital of Company or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares in the capital of Company, or (ii) purchase, redeem or otherwise acquire any shares in the capital of Company. There are no stock appreciation rights, phantom stock rights or similar rights outstanding with respect to Company. Company is not a party to any voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any of the shares in the capital of Company. Other than this Agreement and the Beneficial Ownership Agreement, there are no Contracts with respect to legal or beneficial ownership of the Shares, and the Beneficial Ownership Agreement shall not have any force, validity or effect of any kind whatsoever with respect to the Shares after Purchaser acquires the Shares at the Closing.

(b) Owner is the sole registered member and owns legally, and Owner and Beneficial Owner own beneficially, all of the issued and outstanding Shares, and will deliver to Purchaser at the Closing all such Shares and beneficial interest therein, free and clear of any Liens, other than Permitted Liens, and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto.

(c) Company does not have any unsatisfied liability or obligation to pay any dividend or other distribution in respect of any of Company’s shares or equity awards (and Company does not have accrued or declared, but unpaid, dividends or other distributions or obligations to make any payments in respect of Company’s shares or equity awards).

Section 3.03 No Violation. Except as set forth on Schedule 3.03 of the Disclosure Schedules, the execution, delivery and performance by Company of the Transaction Documents and the consummation of the Transactions will not: (a) violate, contravene or conflict with any provision of the charter documents, bylaws or similar organizational documents of Company; (b) violate, contravene or conflict with any resolution adopted by Company’s board of directors or stockholders; (c) violate, contravene or conflict with any Law or Order; (d) contravene, conflict with, result in the violation or breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a material default under or an event which would, or could reasonably be expected to give rise to, any right of notice, modification, acceleration, payment, suspension, withdrawal, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Company under, any Material Contract or material Permit that would be materially adverse to Company; or (e) result in the creation or imposition of any Lien upon any asset that would materially impact Purchaser’s intended use of such asset.

Section 3.04 Consents and Approvals; Permits. Except as set forth on Schedule 3.04 of the Disclosure Schedules, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person, and no Permit, is required to be made or obtained by Company in connection with the authorization, execution, delivery and performance by Company of the Transaction Documents or the consummation of the Transactions or Purchaser’s operation of Company after the Closing.

Section 3.05 Financial Statements; Accounting and Internal Controls.

(a) Schedule 3.05(a) of the Disclosure Schedules sets forth copies of the following financial statements of Company (collectively, the “Financial Statements”): (i) the unaudited balance sheets of Company as of December 31, 2020 (the “Balance Sheet Date”), December 31, 2019, December 31, 2018, and the related unaudited statements of operations for each of the years then ended (together with all related notes and schedules thereto).

(b) The Financial Statements have been prepared in accordance with the provisions of the Companies Act applicable to companies subject to the small companies regime consistently applied throughout the periods covered thereby. The Financial Statements (i) present fairly the assets, liabilities and financial condition of Company as of such dates and the results of operations of Company for such period (except for the absence of footnotes and subject to normal year-end adjustments not expected to be material in nature or amount) and (ii) are consistent with the books and records of Company (which books and records are correct and complete in all material respects). Since the Balance Sheet Date, there has been no change in any accounting principles, policies, methods or practices, including any change with respect to reserves (whether for bad debt, contingent Liabilities or otherwise) of Company.

(c) As of the Measurement Date, Company does not have any Liabilities other than those: (i) reflected or reserved against in the Financial Statements (or notes thereto); (ii) incurred since the Balance Sheet Date in the ordinary course of business; or (iii) expressly contemplated to be incurred by Company pursuant to this Agreement.

Section 3.06 Accounts Payable. All accounts payable of Company are reflected accurately and properly, in all material respects, on its books and records, including the Financial Statements and the Inventory Statement, are valid and have arisen in bona fide arm’s-length transactions in the ordinary course of business. Company has been paying its accounts payable as and when due.

Section 3.07 Inventory. All of the Inventory, other than the Excluded Inventory, is of a quality no less than the quality of finished goods and other inventories maintained by Company in the ordinary course of business consistent with past practice and is merchantable and fit for the purpose for which it was procured or manufactured, and is not slow-moving, obsolete, damaged, or defective. All Inventory is owned by Company free and clear of any Liens (other than Permitted Liens), and no Inventory is held on excluded consignment basis other than under Amazon standard terms (FBA). All Inventory was acquired in the ordinary course of business consistent with past practice, has not been adulterated or misbranded, and complies with Company’s internal quality assurance guidelines.

Section 3.08 Absence of Changes or Events. Since the Balance Sheet Date, (a) Company has conducted its business and operations only in the ordinary course consistent with past practice, (b) no Event has occurred that, individually or in combination with any other Events, has had or could reasonably be expected to have a Material Adverse Effect, (c) Company has not suffered any loss, damage, destruction or other casualty affecting any material assets of Company, whether or not covered by insurance, and (d) there has been no termination of or receipt of notice of termination, notice of intention to discontinue, or change to any financial or other material terms, with respect to any manufacturer of Company.

Section 3.09 Title to Assets.

(a) Company has good and valid title to or, in the case of leased property, good and valid leasehold interests in, all of the assets and properties used or held for use in connection with, necessary for the conduct of the business and operations of Company as currently conducted (including those assets and properties reflected on the Financial Statements, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Liens, except for Permitted Liens or as set forth in Schedule 3.09(a) of the Disclosure Schedules.

(b) All material items of tangible personal property owned or leased by Company are in good operating condition and repair having regard for their age, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used.

(c) Schedule 3.09(c) of the Disclosure Schedules sets forth the physical location of all of the assets and properties of Company that are tangible personal property.

Section 3.10 Intellectual Property.

(a) Schedule 3.10(a) of the Disclosure Schedules contains a true, complete and accurate description and list of all (i) patented or registered Intellectual Property owned by Company, (ii) pending patent applications and applications for other registrations of Intellectual Property owned by Company, and (iii) unregistered Trademarks, copyrights, and data (of any type or kind), if any, that are owned by Company and are necessary to Company’s business and operations as presently conducted (indicating for each of (i) and (ii) the applicable jurisdiction, registration number (if registered), application number, date issued (if issued) and date filed).

(b) Company exclusively owns and possesses all right, title and interest in and to, or has the right under a valid and enforceable license to use and otherwise commercialize or exploit, all Intellectual Property necessary for or used or otherwise commercialized or exploited in Company’s business and operations as presently conducted, free and clear of all Liens other than Permitted Liens (the “Company Intellectual Property”). None of the Company Intellectual Property is invalid or unenforceable in whole or in part. No loss or expiration of any of the Company Intellectual Property is pending, reasonably foreseeable or, to Company’s Knowledge, threatened. No Company Intellectual Property is subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(c) Company has taken all reasonable action necessary to protect and maintain in full force and effect the Company Intellectual Property, including to maintain the confidentiality of all trade secrets and Confidential Information in Company’s possession or control. To Company’s Knowledge, no event has occurred, and, no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably could be expected to, result in the delivery, license or disclosure of any such trade secrets or Confidential Information to any other Person. To Company’s Knowledge, no such trade secrets or Confidential Information have been impermissibly disclosed to any other Person or accessed or used by any other Person in an unauthorized manner.

(d) Other than as set forth in Schedule 3.10(d) of the Disclosure Schedules, Owner and each current or former Service Provider of Company has executed a valid and enforceable written agreement (i) assigning to Company ownership of all rights in any Intellectual Property and developed by such Seller or Service Provider, solely or jointly with others, in the course and scope of Owner’s or such Service Provider’s employment or engagement by Company, and (ii) containing confidentiality and non-use terms and conditions sufficient to protect all trade secrets and Confidential Information of Company. Beneficial Owner has not created or developed any Intellectual Property related in any manner whatsoever to the business or operations of the Company, solely or jointly with others and has had and currently has no right, title or interest of any kind in any Company Intellectual Property. Neither Owner nor Beneficial Owner owns or holds any Company Intellectual Property that is used, commercialized or exploited in any way by Company.

(e) Other than as set forth in Schedule 3.10(e) of the Disclosure Schedules, there have been no claims made or, to Company’s Knowledge, threatened against Company asserting the invalidity, misuse or unenforceability of any Company Intellectual Property or challenging Company’s ownership of Intellectual Property owned or purported to be owned by Company or right to use, commercialize or exploit any other Company Intellectual Property, in either case free and clear of Liens other than Permitted Liens, and to Company’s Knowledge, there is no basis for any such claim, (ii) Company has not received any notices of, and to Company’s Knowledge there are no facts which indicate a likelihood of infringement, violation or misappropriation by Company of any Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person), (iii) Company’s business and operations as previously conducted has not infringed, misappropriated or violated, and as presently conducted does not infringe, misappropriate or violate, any Intellectual Property of any other Person, and (iv) to Company’s Knowledge, no Company Intellectual Property has been infringed, misappropriated or violated by any other Person.

(f) No Trademark owned or purported to be owned by Company is confusingly similar to any Trademark owned or applied for by any other Person. The use and licensing of all Trademarks owned or purported to be owned by Company has been subject to reasonable and adequate quality control, and Company has not used or enforced (or failed to use or enforce) any of such Trademarks in a manner that could result in the abandonment, cancellation, invalidity, or unenforceability of any such Trademarks.

(g) The E-Commerce Assets currently used by Company are sufficient for the current needs of Company, including as to capacity and ability to process current peak volumes in a timely manner. In the past twelve (12) months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of, any E-Commerce Assets that has caused the substantial disruption or interruption in or to the use of such E-Commerce Assets by Company. Schedule 3.10(g) of the Disclosure Schedule describes the security precautions taken by Company to protect its Ecommerce Assets and any confidential, proprietary or private information stored thereon.

(h) Each privacy policy or other policy or terms published by Company that relates to Personal Data, and the date that such policies or terms were published or otherwise in effect, have been delivered or made available to Purchaser. Company is in compliance with all applicable Privacy Laws, its own privacy policies, terms of use, and other terms or policies or Contracts, and any third party privacy policies, terms of use, or other terms or policies or Contracts binding on Company with respect to, in each case, data security, Data Breach notification requirements, the privacy of Service Provider, users, visitors, and customers, or the Processing of any Personal Data (collectively, the “Privacy Requirements”). No claims are currently pending or, to Company’s Knowledge, are threatened against Company by any Person alleging a violation of any Privacy Requirements. The execution and delivery of this Agreement and the Ancillary Agreements, the performance by Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (i) will comply with all Privacy Requirements, (ii) will not impair any rights of, or impose any obligations or restrictions on, Company with respect to any use, disclosure, commercialization or exploitation of, or otherwise relating to, any Personal Data or other data, and (iii) will not give rise to any right on the part of any Person to impair any such rights or impose any such obligations or restrictions. Company has at all times made all necessary disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required under all Privacy Requirements. Company has never received a complaint or been the subject of any Proceeding or investigation regarding its Processing of Personal Data or other data or its privacy or data security policies, practices, or activities. In compliance with Privacy Requirements, Company has adequate security measures in place to protect Personal Data and other data in its possession, custody, or control. To Company’s Knowledge, Company has not experienced any Data Breach.

Section 3.11 Material Contracts.

(a) Schedule 3.11 of the Disclosure Schedules sets forth all Contracts (except for purchase or service orders executed in the normal course of business) to which, as of the date hereof, Company is a party or it or any of its assets or properties is otherwise bound, of the type described below (the “Material Contracts”) that:

(i) involve aggregate consideration in excess of £25,000 and that cannot be cancelled by Company without penalty or without more than ninety (90) days’ notice;

(ii) bind any party to any exclusive business arrangements, including arrangements in which Company must use a provider or supplier exclusively;

(iii) provide any customer of Company with pricing, discounts or benefits that either change based on price, discounts or benefits offered to the other customers of Company, including Contracts containing “most favored nation” provisions;

(iv) contain any license, royalty or other agreements relating to (A) any material Company Intellectual Property or (B) any Company Intellectual Property licensed to Company (other than a shrink wrap or similar license for generally available software for an annual license fee of no more than £25,000);

(v) provide for the indemnification by Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(vi) relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii) are broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising Contracts;

(viii) are employment agreements or Contracts with Service Providers and that are not cancellable by Company without material penalty or without more than ninety (90) days’ notice;

(ix) are mortgages, indentures, notes, bonds or other agreements relating to indebtedness incurred or provided by Company (including any guarantees), but excluding all Contracts relating to trade receivables;

(x) are with any Governmental Authority;

(xi) limit or purport to limit the ability of Company to compete in any line of business or with any Person or in any geographic area or during any period of time or hiring or soliciting any group of employees or customers;

(xii) provide for any joint venture, partnership or similar arrangement by Company;

(xiii) are collective bargaining agreements or Contracts with any labor union; and

(xiv) is individually material to Company and not previously disclosed pursuant to this Section 3.11(a).

(b) Each Material Contract is valid and binding on Company in accordance with its terms and is in full force and effect. None of Company or, to Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser.

Section 3.12 Litigation. There are no Proceedings pending or, to Company’s Knowledge, threatened against Company or any of the current or former officers, directors or employees of Company or current or former Service Providers, nor to Company’s Knowledge is there any reasonable basis for any such Proceeding. There is no Order to which Company is a party or by which Company is bound. Schedule 3.12 of the Disclosure Schedules sets forth all settlements made by Company in excess of providing a customer with a replacement product or refund of the purchase price for such product.

Section 3.13 Compliance with Laws. Company is in compliance, and has at all times complied, in all material respects with all Laws in connection with Company’s conduct, ownership, use, occupancy or operation of its business, and Company has not received during the past five (5) years, nor, to Company’s Knowledge, is there any basis for, any notice or other communication from any Governmental Authority or any other Person that Company is not in compliance with any Law applicable to Company.

Section 3.14 Taxes.

(a) Company has timely and properly filed all Tax Returns required to be filed by or with respect to it. All such Tax Returns are accurate and complete in all material respects. Company has timely and properly paid all Taxes required to be paid by it, whether or not shown as due on any Tax Return.

(b) There are no Liens for Taxes upon Company other than Permitted Liens.

(c) There is no Tax deficiency or adjustment outstanding, assessed or proposed against Company, nor has Company executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any material Tax which is still outstanding.

(d) No Tax audits or administrative or judicial Tax Proceedings are being conducted with respect to Company. Company has not received from any Governmental Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment or assessment for any amount of Tax that has not been resolved or paid in full.

(e) Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, that, in either case, remains in effect.

(f) No claim has been made by an authority in a jurisdiction where Company does not file Tax Returns that Company may be subject to taxation by that jurisdiction.

(g) Company has (i) timely deducted, withheld, and remitted all Taxes required to have been deducted, withheld, or remitted in connection with any amounts paid or owing to any employee, independent contractor, equity interest holder, or other third party, and all filings with any Governmental Authority required with respect thereto have been properly completed and timely filed, (ii) timely and properly collected all sales, use, value-added, and similar Taxes required to be collected, and has remitted or will remit on a timely basis such amounts to the appropriate Governmental Authority, and (iii) properly requested, received, and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes. Other than as set forth in Schedule 3.14(g) of the Disclosure Schedules, each Person who provides or provided services to Company who is classified as an independent contractor or other non-employee for any purpose is properly classified.

(h) Company is not a party to or bound by (i) any Tax allocation, indemnification, or sharing agreement (other than this Agreement) or (ii) any closing or other agreement or ruling with any Governmental Authority with respect to Taxes, in each case that could bind Purchaser or any of its Affiliates after the Closing.

(i) Company is not and has never been a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(j) Company has never been engaged in a trade or business or maintained a permanent establishment outside of its country of organization.

(k) Company has not invested in “United States property” (within the meaning of Section 956 of the Code).

(l) Company has not (nor has Seller) taken any action that would have the effect of deferring any Tax Liability of Company (or that would be apportionable to any owner of Company for Tax purposes) from any taxable period (or portion thereof) ending on or before the Closing Date to any taxable period (or portion thereof) beginning after the Closing Date.

(m) No elections have been made with respect to Company under Treasury Regulations Section 301.7701-3 on or prior to the Closing Date.

Section 3.15 Suppliers. Schedule 3.15 of the Disclosure Schedules contains a true, complete and accurate list of all of (a) the vendors and suppliers to Company (each a “Supplier”), ordered from largest to smallest by the aggregate value of purchases by Company during the twelve (12) month period ended December 31, 2020 and (b) with respect to each Supplier, the aggregate value of purchases during such twelve (12) month period. No Supplier has terminated or adversely modified the amount, frequency or terms of the business such Supplier conducts with Company. Company has not received any notice, nor does Company have any Knowledge, that any Supplier intends to terminate or adversely modify the amount, frequency or terms of the business such Supplier conducts with Company. Company does not have any outstanding material dispute with a Supplier, nor does Company have any Knowledge, of any dissatisfaction on the part of any Supplier.

Section 3.16 Products. All products manufactured, sold or delivered by Company comply with all applicable warranties, and Company does not have any Liability for replacement thereof or other damages in connection therewith. No products manufactured, sold or delivered by Company are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale with respect thereto which, in each case, have been made available to Purchaser or as set forth in Schedule 3.16 of the Disclosure Schedules. Company has not received any notice of any claims for, and there is no reasonable basis for any product recalls, returns, warranty obligations or service calls relating to any of its products or services. Company has not had nor has any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by Company or with respect to any services rendered by Company.

Section 3.17 International Trade Laws. Company has, at all times as to which the applicable statute of limitations has not yet expired, conducted its transactions in accordance with all applicable International Trade Laws. Without limiting the foregoing: (a) Company has obtained, and is in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, Software and technologies and (ii) releases of technologies and Software to foreign nationals located in the United States and abroad (collectively, the “Export Approvals”); (b) there are no pending or, to Company’s Knowledge, threatened claims against

Company with respect to such Export Approvals; (c) there are no actions, conditions or circumstances pertaining to Company’s import or export transactions that may give rise to any future claims; (d) no Export Approvals with respect to the transactions contemplated hereby are required; (e) Company has not received written notice to the effect that a Governmental Authority claimed or alleged that Company was not in compliance with International Trade Laws; and (f) neither Company nor any of its Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or Sanctions from, any Governmental Authority regarding any past violations of International Trade Laws.

Section 3.18 Anticorruption; Improper Payments. None of Company, nor, to Company’s Knowledge, any Representative, Affiliate, or any other Person authorized to act on behalf of Company, will or has, directly or indirectly, taken any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person to secure any improper advantage or to obtain or retain business that would or may cause Company to be in violation of Improper Payment Laws. Company complies, will and has at all times complied, with all Improper Payment Laws. Without limiting the generality of the foregoing, (a) Company has not violated and is not in violation of, in any material respect, the U.S. Anti-Kickback Statute (42 U.S.C. Section 1302a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.), the United Kingdom Bribery Act of 2010 or any related or similar Law and (b) there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of Company relating to the same. None of Company, nor, to Company’s Knowledge, any equity holder of Company, nor any of their respective Representatives, Affiliates or Persons acting on their behalf have received any notice or communication from any Person that alleges, nor have any of them been involved in any internal investigation involving any allegations relating to, potential violation of any Improper Payment Laws or other applicable Law, nor have any of them received a request for information from any Governmental Authority regarding Improper Payment Laws. None of Company, nor to Company’s Knowledge, any Representative, Affiliate or other agent of Company, has employed or retained, directly or indirectly, a Government Official or a family member of a Government Official. No Government Official has, directly or indirectly, the right of control over, or any beneficial interest in Company.

Section 3.19 Related Party Transactions. There is no Contract between Company, on the one hand, and any Related Party, on the other hand, other than employment or benefit arrangements entered into in the ordinary course of business and disclosed to the Purchaser prior to the date hereof, and none of the Related Parties owns any property or right, tangible or intangible, which is used by Company.

Section 3.20 No Brokers or Finders. Neither Company nor any of its Affiliates has retained any broker or finder, agreed to pay or made any statement or representation to any Person that would entitle such Person to, any broker’s, finder’s or similar fees or commissions in connection with the Transactions other than as set forth in Schedule 3.20 of the Disclosure Schedules.

Section 3.21 Disclosure. None of the representations and warranties contained in this Article III, the information contained in the Exhibits and Disclosure Schedules attached hereto or the written statements, documents, certificates or other items prepared and supplied to Purchaser or its Affiliates by or on behalf of Company or Seller in connection with the Transactions contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF OWNER AND BENEFICIAL OWNER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules (each of which shall qualify only the specifically identified sections or subsections hereof to which such Disclosure Schedule relates and shall not qualify any other provision of the Transaction Documents; provided, that the exceptions in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections to the extent it is readily apparent that such exception is applicable to such other sections and subsections), Owner and Beneficial Owner, severally and not jointly, represent and warrant to Parent and Acquisition Sub as of the Closing as follows:

Section 4.01 Authorization. Seller is a natural person and a resident of the State of Israel. Seller has all requisite power and authority to execute and deliver the Transaction Documents, to consummate the Transactions and to comply with the terms, conditions and provisions hereof and thereof. The Transaction Documents to which Seller is or will be a party have been or will be duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

Section 4.02 No Violation. The execution, delivery and performance by Seller of the Transaction Documents to which Seller is a party and the consummation of the Transactions will not: (a) violate, contravene or conflict with any Law or Order; (b) contravene, conflict with, result in the violation or breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would, or could reasonably be expected to give rise to, any right of notice, modification, acceleration, payment, suspension, withdrawal, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Seller or by which any assets or properties of Seller are subject; or (c) result in the creation or imposition of any Lien upon any assets or properties of Seller, including the Shares.

Section 4.03 Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Seller in connection with the authorization, execution, delivery and performance by Seller of the Transaction Documents to which Seller is a party, or the consummation by Seller of the Transactions.

Section 4.04 Ownership of Shares. Other than as set forth in Schedule 3.02 of the Disclosure Schedules, Owner is the sole registered member and owns legally, and Owner and Beneficial Owner own beneficially, all of the issued and outstanding Shares, and will deliver to Purchaser at the Closing all such Shares, free and clear of any Liens, other than Permitted Liens, and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Neither Seller nor Company is the subject of any bankruptcy, reorganization or similar Proceeding. Except for this Agreement and the Beneficial Ownership Agreement, there are no outstanding Contracts between Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Shares, and Seller has no right to receive or acquire any Shares of Company. The Beneficial Ownership Agreement shall not have any force, validity or effect of any kind whatsoever with respect to the Shares after Purchaser acquires the Shares at the Closing.

Section 4.05 Restricted Securities. Seller understands that the shares of Parent Common Stock to be issued pursuant to this Agreement have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Company’s representations as expressed herein. Seller understands that the shares of Parent Common Stock to be issued pursuant to this Agreement are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Seller must hold such shares of Parent Common Stock until they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available, such as Rule 144 under the Securities Act. Seller acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Parent Common Stock and on requirements relating to Parent which are outside of Parent’s control, and which Parent is under no obligation and may not be able to satisfy.

Section 4.06 Accredited Investor. Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 4.07 Investment Experience. Seller represents that it is a sophisticated investor experienced in evaluating and investing in private placement transactions of securities of companies in similar stage of development as Purchaser and acknowledges that Seller can bear the economic risk of an investment in Parent Common Stock for an indefinite period of time, and has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of the investment in the Parent Common Stock.

Section 4.08 No General Solicitation. None of Seller, Company or any of Company’s officers, managers, employees, agents, members or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Parent Common Stock.

Section 4.09 Legends. Seller understands that the Parent Common Stock acquired hereunder and any securities issued in respect of or exchange therefor may bear any one or more of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”;

(b) “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDER AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE TRANSFER AND VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH SHAREHOLDER AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”; and

(c) any legend required by the securities Laws of any state to the extent such Laws are applicable to the Parent Common Stock represented by the certificate so legended.

Section 4.10 Information; Investment Purpose. Seller has requested, received, reviewed and considered all the information Seller deems necessary, appropriate or relevant as a prudent and knowledgeable investor in evaluating the investment in Parent Common Stock. Seller further represents that it has had an opportunity to ask questions of and receive answers from Purchaser regarding the terms and conditions of the offering of the shares of Parent Common Stock and the business, prospects and financial condition of Purchaser necessary to verify the accuracy of any information furnished to Seller or to which Seller had access. Seller is acquiring the shares of Parent Common Stock pursuant to this Agreement in the ordinary course of Seller’s business and for Company’s own account for investment purposes only and with no present intention of distributing any Parent Common Stock, and no arrangement or understanding exists with any other persons regarding the distribution of Parent Common Stock.

Section 4.11 No Brokers or Finders. Other than as set forth in Schedule 3.20 of the Disclosure Schedules, Seller has not retained any broker or finder, agreed to pay or made any statement or representation to any Person that would entitle such Person to, any broker’s finder’s or similar fees or commissions in connection with the Transactions.

Section 4.12 Payment Waterfall. Seller represents and warrants as to the accuracy of the information in the Payment Waterfall attached hereto as Schedule 2.06 PW.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as set forth in the corresponding sections or subsections of the Parent Disclosure Schedules attached hereto (collectively, the “Parent Disclosure Schedules”) (each of which shall qualify only the specifically identified sections or subsections hereof to which such Parent Disclosure Schedule relates and shall not qualify any other provision of the Transaction Documents; provided, that the exceptions in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections to the extent it is readily apparent that such exception is applicable to such other sections and subsections), each of Parent and Acquisition Sub, jointly and severally, hereby represent and warrant to Seller and Company as of the Closing Date as follows:

Section 5.01 Organization; Authorization. Parent is a corporation and Acquisition Sub is a limited liability company; each is duly organized, validly existing and in good standing (except to the extent that the failure to be in good standing would not be material to Parent or Acquisition Sub, as applicable) under the Laws of the jurisdiction of its incorporation or organization. Each has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Each of Parent and Acquisition Sub has all requisite power and authority to execute and deliver the Transaction Documents, to consummate the Transactions and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by each of Parent and Acquisition Sub of the Transaction Documents to which it is or will be a party have been duly and properly authorized by all requisite corporate action in accordance with applicable Law and with its organizational documents. The Transaction Documents to which either Parent and Acquisition Sub is or will be a party have been or will be duly executed and delivered by Parent and Acquisition Sub, as applicable, and constitute the legal, valid and binding obligation of Parent or Acquisition Sub, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

Section 5.02 No Violation. The execution, delivery and performance by each of Parent and Acquisition Sub of the Transaction Documents to which it is a party and the consummation by each of Parent and Acquisition Sub of the Transactions will not violate, contravene or conflict with any: (a) Law, assuming that all consents, approvals and authorizations contemplated by clauses (a) – (c) of Section 5.03 have been obtained, and all filings described in such clauses have been made, or (b) provision of the charter documents, bylaws or similar organizational documents of Parent or Acquisition Sub.

Section 5.03 Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Parent or Acquisition Sub in connection with the authorization, execution, delivery and performance by Parent or Acquisition Sub of the Transaction Documents to which Parent or Acquisition Sub is a party, or the consummation by Parent or Acquisition Sub of the Transactions, except for (a) the filing with the SEC of such filings and other reports as may be required pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) the applicable requirements of Nasdaq, and (c) the filings of documents with any applicable state securities authorities that may be required in connection with the issuance of Parent Common Stock.

Section 5.04 Valid Issuance. The shares of Parent Common Stock to be issued pursuant to Article II will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

Section 5.05 No Brokers or Finders. Neither Parent nor Acquisition Sub has retained any broker or finder, agreed to pay or made any statement or representation to any Person that would entitle such Person to, any broker’s finder’s or similar fees or commissions in connection with the Transactions.

Section 5.06 Issuance of Shares. The Closing Shares, when issued by Purchaser in accordance with the terms of this Agreement will be duly issued, fully paid and nonassessable and issued in compliance with any applicable law, and free of any Liens.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.01 Agreements Regarding Tax Matters.

(a) Straddle Period Taxes. Unless prohibited by applicable Law, the Tax period of Company shall be closed as of the end of the Closing Date. If applicable Law does not permit Company to close its Tax period on the Closing Date or such Tax period does not otherwise end on the Closing Date (each, a “Straddle Period”), any real or personal property Taxes (or other similar ad valorem Taxes or Taxes imposed on a periodic basis) attributable to Company that are imposed on or before and ending after the Closing Date (each, a “Straddle Period Tax”) shall be proportionally allocated between Seller and Purchaser to the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date, respectively, based on a “closing of the books” method; provided, that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each such period. The Party required by Law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by Law and shall timely pay such Straddle Period Tax. If Seller does not prepare and file a required Straddle Period Tax Return that Seller is required to prepare and file prior to the date that is ten (10) Business Days before the due date of such Tax Return, Purchaser may prepare and file such Tax Return, and Seller shall be required to reimburse Purchaser for Purchaser’s reasonable costs related thereto. To the extent any portion of such payment is the responsibility of the other party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of the amount of such Straddle Period Taxes, and within ten (10) days of receipt of such notice, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(b) Transfer Taxes. All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance or filing fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement and any Ancillary Agreements (“Transfer Taxes”) shall be borne and paid when due by Seller save in respect of UK stamp duty, which shall be borne by the Acquisition Sub. The Party responsible under applicable Law for preparing and filing Tax Returns with respect to Transfer Taxes shall, at its own expense, prepare and file all such Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by Law, the other Party(ies) shall join in the execution thereof.

(c) Cooperation. Each Party shall (i) provide the other Parties with such assistance as may reasonably be required in connection with the preparation of any Tax Return of Parent, Acquisition Sub, Company or Seller and the conduct of any audit or other examination by any Governmental Authority or in connection with judicial or administrative proceedings relating to any Liability for Taxes and (ii) retain and provide the other Parties with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit, examination or other proceeding relating to Taxes (each, a “Tax Contest”). Such cooperation shall include obtaining and providing appropriate forms, providing the necessary powers of attorney, retaining and providing records and information that are reasonably relevant to any such Tax Return or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder, in each case at the expense of the party requesting such cooperation. Seller shall convey to Purchaser all documents, including prior years’ Tax Returns, supporting work schedules and other records with respect to Company, including all sales, use and employment Tax Returns.

Section 6.02 Employee Matters. Nothing in this Agreement shall (a) create a Contract between Purchaser and any Service Provider, or (b) require or be construed to require Purchaser or any Affiliate of Purchaser (not including Company) to provide any employee benefit plan or non-cash compensation (including retirement benefits, health or welfare benefits, equity-based compensation, or severance) to any Person. Notwithstanding anything in this Agreement to the contrary, no Service Provider may rely on this Agreement as the basis for any breach of contract claim against Purchaser.

Section 6.03 Further Assurances. Each of the Parties agrees that subsequent to the Closing, upon the reasonable request of any other Party from time to time, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be reasonably necessary or desirable to carry out the transactions contemplated by the Transaction Documents. Promptly upon Closing, Purchaser shall cause Company to take all action to remove the name of Owner on the registration documents of Company with its Amazon accounts.

Section 6.04 Public Announcements. None of the Parties, or any of their respective Representatives shall issue or cause the publication of any press release or other public announcement relating to the Transaction Documents or the Transactions (whether before or after the Closing) without the prior written consent of the other Parties, except as such Person believes in good faith and based on reasonable advice of external legal counsel is required by applicable Law (in which case the disclosing Person will advise Purchaser in writing before making such disclosure).

Section 6.05 Restrictive Covenants.

(a) Non-Competition. Seller covenants and agrees that, during the period beginning on the Closing Date and ending on the date that is the second anniversary of the Closing Date (the “Restricted Period”), Seller and its Affiliates will not, directly or indirectly, engage or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business, including worldwide retail and online sale, that is competitive with any existing product (i) sold by Company as of the date that is one day prior to the Closing Date or (ii) sold by Purchaser as of the Closing Date which are listed on Schedule 6.05(a), anywhere in world. Notwithstanding the foregoing, nothing contained in this Section 6.05(a) shall prohibit Seller or its Affiliates from the passive ownership of less than two percent (2%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market.

(b) Non-Solicitation of Business Relationships. Without limiting the generality of Section 6.05(a), Seller hereby covenants and agrees that during the Restricted Period, Seller and its Affiliates will not, directly or indirectly, solicit, induce or advise or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, induces or advises, any Person that is or was a customer, supplier or other business relation of Company or its Affiliates at any time during the twelve (12) month period prior to the Closing Date for purposes of diverting such Person’s business from Purchaser or providing any goods or services which are or are likely to be considered to be competitive with those provided by Company.

(c) Non-Solicitation of Employees and Contractors. Seller covenants and agrees that during the Restricted Period Seller and its Affiliates will not, directly or indirectly, solicit, induce, employ or engage, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, induces, employs or engages, any individual that served as an employee or independent contractor of Company or its Affiliates at any time during the twelve (12) month period prior to the Closing Date, or otherwise seek to influence or alter any such Person’s relationship with Purchaser or any of Affiliates of Purchaser.

(d) Non-Disparagement. Seller covenants and agrees that Seller and its respective Affiliates will not, directly or indirectly, make, cause to be made or condone the making of any statement or other communication, written or otherwise, that is likely to constitute disparagement or criticism of, or that is likely to otherwise be considered to be derogatory or detrimental to, or otherwise harm the reputation of, or encourage any adverse action against Company, Purchaser or any Affiliate of Purchaser or any of their employees or Affiliates. Nothing in this Section 6.05(d) shall limit Seller or its Affiliates’ ability to make true and accurate statements or communications in connection with (i) any disclosure Seller or its Affiliates reasonably believe (based on reasonable advice of external legal counsel) is required pursuant to applicable Law, or (ii) any factual disclosure required for the enforcement of Seller’s rights in the event of any breach of this Agreement by Purchaser.

(e) Acknowledgements; Remedies. Seller acknowledges and agrees that (i) the covenants and agreements set forth in this Section 6.05 were a material inducement to Purchaser to enter into this Agreement and to perform its obligations hereunder, (ii) Purchaser and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if Seller or any of its Affiliates breached any provision of this Section 6.05, (iii) any breach of any provision of this Section 6.05 by Seller or any of its Affiliates would result in a significant loss of goodwill by Purchaser and Company, (iv) the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable, (v) the length of time, scope and geographic coverage of the covenants set forth in this Section 6.05 is reasonable given the benefits Seller will directly or indirectly receive hereunder, (vi) Seller is familiar with all the restrictive covenants contained in this Section 6.05 and is fully aware of its obligations hereunder, and (vii) Seller will not challenge the reasonableness of the time, scope, geographic coverage or other provisions of this Section 6.05 in any Proceeding, regardless of who initiates such Proceeding. If any provision of this Section 6.05 relating to the length of time, scope or geographic coverage shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum length of time, scope geographic coverage, as applicable, under applicable

Law, said length of time, scope or geographic coverage shall be deemed to be, and thereafter shall become, the maximum length of time, scope or geographic coverage that such court or arbitrator deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and restated to reflect such determination. Seller further acknowledges and agrees that irreparable injury will result to Purchaser if Seller or any of its Affiliates breaches any of the terms of this Section 6.05 and that in the event of an actual or threatened breach by Seller or any of its Affiliates of any of the provisions contained in this Section 6.05, Purchaser will have no adequate remedy at Law. Seller accordingly agrees that in the event of any actual or threatened breach by Seller or any of its Affiliates of any of the provisions contained in this Section 6.05, Purchaser shall be entitled to injunctive and other equitable relief without (A) posting any bond or other security, (B) proving actual damages or (C) showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting Purchaser from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Seller shall cause its Affiliates to comply with this Section 6.05, and shall be liable for any breach by any of its Affiliates of this Section 6.05. In the event of a breach or violation by Seller or any of its Affiliates of this Section 6.05, the Restricted Period with respect to such party shall be extended by a period of time equal to the period of time during which such Person violates the terms of this Section 6.05.

Section 6.06 Release and Waiver. Effective upon the Closing, Seller hereby irrevocably waives, releases and discharges Purchaser and its officers, directors, managers, stockholders, Affiliates and representatives, including, after the Closing, Company (collectively, the “Released Parties”), from any and all claims, Liabilities, debts or obligations of any kind or nature whatsoever (including in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and agrees not to bring or threaten to bring or otherwise join in any claim against any of the Released Parties relating to, arising out of or in any way connected with any facts or circumstances (known or unknown) relating to Company or Company’s business or operations that existed on or prior to the Closing Date; provided, that the foregoing waiver and release shall not apply to any claim, indemnity, or obligation of Purchaser pursuant to the Transaction Documents or Owner’s right to indemnification as a former director of Company or pursuant to the Tail Insurance. Except as otherwise expressly provided for in the Transaction Documents, Seller agrees that from and after the Closing, none of Parent, Acquisition Sub or Company will have any Liabilities to Seller or any of Seller’s Affiliates other than as set forth in the Transaction Documents or Owner’s right to indemnification as a former director of Company or pursuant to the Tail Insurance. Owner’s right to indemnification as a former director of Company shall be limited to only those rights granted to Owner pursuant to the Company’s governing documents and the Companies Act and shall not extend to any matter described in Article VIII.

Section 6.07 Seller’s Obligation. Seller shall, and before and at the Closing shall cause Company to, perform and comply with each of the covenants set forth in this Agreement. Seller acknowledges and agrees that Seller will derive substantial benefit from the consummation of the Transactions and Seller’s execution and delivery of this Agreement is a material inducement and condition to Purchaser’s willingness to enter into the Agreement and to consummate the Transactions. Seller hereby (a) acknowledges that Company has made certain covenants and undertaken and is subject to certain obligations under this Agreement and the Ancillary Agreements, (b) agrees to cause Company to perform and comply with each of its covenants and obligations set forth in this Agreement and the Ancillary Agreements that are to be performed or complied with before or at the Closing, and (c) agrees to guarantee and be jointly and severally responsible for the payment and performance of Company’s obligations under this Agreement and the Ancillary Agreements that Company is obligated to pay or perform before or at the Closing.

Section 6.08 Financial Statements. Owner shall reasonably cooperate with Purchaser after the Closing regarding financial information relating to Company that Purchaser determines may be required in connection with Company’s statutory accounts for the year ended April 30, 2021 and any audit thereof (the “Statutory Accounts”). If an audit of the Statutory Accounts is required to be completed pursuant to applicable Law, then Owner shall reasonably cooperate with the auditor of the Statutory Accounts including by meeting, on reasonable notice and during normal business hours, with such auditor. If Purchaser determines after Closing that it is required to incorporate the Statutory Accounts into any registration statement filed with the SEC under the Securities Act or any other report filed with the SEC under applicable securities Laws, Owner shall, at Purchaser’s request, reasonably cooperate with Purchaser to enable such filing with the SEC, including by using commercially reasonable efforts to cause the auditor of the Statutory Accounts to provide to Purchaser no later than five (5) Business Days before the required filing date the consents necessary, if any, to permit the auditor’s opinion to be included in such filing.

Section 6.09 Confidentiality. From and after the Closing, Seller shall, and shall cause its Representatives to, hold in confidence all Confidential Information, and Seller shall be liable for the disclosure of such Confidential Information by its Representatives to the same extent as if such representative were the disclosing Seller itself. If Seller or any of its Representatives are requested or required by Order or Law to disclose any such Confidential Information, Seller shall promptly notify Purchaser of the same to permit Purchaser to seek a protective order or take other action deemed appropriate by Purchaser. In such circumstances, Seller will participate in Purchaser’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be afforded to such Confidential Information. If, absent the entry of a protective order, Seller or its Representatives are compelled as a matter of Law to disclose any such Confidential Information, such Person may disclose to the party compelling disclosure only that part of such Confidential Information as is required by Law to be disclosed, and such Person shall exercise its reasonable best efforts to obtain confidential treatment therefor. Upon Purchaser’s request, Seller will return and cause its Representatives to return to Purchaser all such Confidential Information provided by or on behalf of Purchaser or Company and destroy all Confidential Information prepared by Seller or its Representatives, except to the extent such Persons are required to retain such Confidential Information to comply with applicable Law.

Section 6.10 Closing Date Changes. Company shall not take any action between 12:01 a.m. Greenwich Mean Time and 12:01 a.m. Pacific Time on the Closing Date (other than the sale of Company’s products and the fulfillment of such sales) that could reasonably be expected to increase or decrease the Estimated Adjustment Amount or the Adjustment Amount.

Section 6.11 D&O Insurance. Prior to the Closing, Company shall purchase tail/run-off insurance coverage (the “Tail Insurance”) for the present and former directors and officers of Company covering them for events prior to the Closing. The provisions of this Section 6.11 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current director and officer of Company and his or her heirs and personal representatives. Company shall maintain, and the Purchaser shall procure that Company shall maintain, such Tail Insurance for the period set forth above.

ARTICLE VII

CLOSING DELIVERABLES

Section 7.01 Company’s and Seller’s Closing Deliverables. At the Closing, Company and Seller shall execute and cause to be delivered, and Purchaser shall have received, Company’s and Seller’s Closing Deliverables.

Section 7.02 Purchaser’s Closing Deliverables. At the Closing, Purchaser shall execute and cause to be delivered, and Company and Seller shall have received, Purchaser’s Closing Deliverables.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival.

(a) The representations, warranties, covenants and agreements contained herein shall survive the Closing. The indemnification obligations under Section 8.02 with respect to breaches of representations and warranties contained in this Agreement or any certificate delivered pursuant to this Agreement shall survive the Closing and continue until the date that is eighteen (18) months after the Closing Date, except that the Fundamental Representations of Company, Seller and Beneficial Owner shall survive the Closing until thirty (30) days following the expiration of the applicable statutes of limitations.

(b) The indemnification obligations under Section 8.02 with respect to breaches of covenants and agreements contained in this Agreement or any certificate delivered pursuant to this Agreement shall survive the Closing and continue until thirty (30) days after the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the subject matter of such covenants and agreements bars all claims with respect to such subject matter.

(c) Notwithstanding anything to the contrary contained herein, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable period set forth above, the indemnification obligations hereunder shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article VIII, and Seller shall indemnify the Purchaser Indemnified Parties for all Losses incurred in respect of such claim (subject to any applicable limitations herein), regardless of when such Losses are incurred.

Section 8.02 Indemnification by Seller. From and after the Closing, and subject to the terms of this Agreement, Owner and Beneficial Owner shall, severally and not jointly, indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against, and pay or reimburse the Purchaser Indemnified Parties for, any and all Losses relating to, imposed upon, suffered or incurred by any Purchaser Indemnified Party by reason of, resulting from or arising out of:

(a) any inaccuracy in or breach of any of the representations or warranties of Company or Seller contained in this Agreement or any certificate delivered by Company or Seller pursuant to this Agreement;

(b) any breach by Company, Seller or Beneficial Owner of any of their respective covenants or agreements contained in this Agreement; and

(c) any Excluded Taxes.

Section 8.03 Indemnification Procedure.

(a) If any Purchaser Indemnified Party receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Purchaser Indemnified Party, with respect to which the Seller is or may be required to provide indemnification pursuant to Section 8.02, the Purchaser Indemnified Party shall give written notice regarding such Third Party Claim to Seller within twenty (20) days after learning of such Third Party Claim, provided, that the failure to so notify Seller shall not relieve Seller of its obligations under this Article VIII except to the extent (and only to the extent) that Seller incurs greater costs by reason of such failure, and will not relieve Seller from any other obligation that they may have to a Purchaser Indemnified Party other than under this Article VIII. For purposes of this Article VIII, any references to the Purchaser Indemnified Party shall, if the context so applies or if Purchaser so elects, be deemed to refer to any other Purchaser Indemnified Party.

(b) Seller shall be entitled to participate in the defense of any Third Party Claim at Seller’s expense (which expenses shall not be applied against any indemnity limitation herein). Seller at its option shall be entitled to assume the defense of a Third Party Claim (subject to the limitations set forth below) by (i) delivering written notice to the Purchaser Indemnified Party of Seller’s election to assume the defense of such Third Party Claim within twenty (20) days of receipt of notice from the Purchaser Indemnified Party, and (ii) appointing a nationally recognized and reputable counsel reasonably acceptable to the Purchaser Indemnified Party to be the lead counsel in connection with such defense. If Seller does not expressly elect to assume the defense of such Third Party Claim within the twenty (20) day time period specified in this Section 8.03(b) and otherwise in accordance with the preceding sentence, the Purchaser Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim.

(c) If Seller has assumed the defense of a Third Party Claim in accordance with the terms of Section 8.03(b), the Purchaser Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Purchaser Indemnified Party other than any fees and expenses of such separate counsel (i) that are incurred prior to the date Seller assumes control of such defense, (ii) if the Purchaser Indemnified Party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Purchaser Indemnified Party that are not available to Seller, or (iii) if Seller may have different, conflicting, or adverse legal positions or interests from the Purchaser Indemnified Party with respect to such Third Party Claim.

(d) Notwithstanding anything to the contrary contained herein, Seller shall not be entitled to control the defense of a Third Party Claim (and the Purchaser Indemnified Party shall be entitled to maintain or assume control of the defense of such Third Party Claim, at Seller’s sole expense) if (i) the Third Party Claim relates to or involves any criminal or quasi criminal Proceeding, (ii) the Third Party Claim could reasonably be expected to materially and adversely affect the Purchaser Indemnified Party (as determined by the Purchaser Indemnified Party in good faith) other than as solely a result of money damages, (iii) the Third Party Claim seeks an injunction or other equitable relief against the Purchaser Indemnified Party, (iv) the Third Party Claim involves Taxes that are addressed in Section 6.01 (which shall be governed exclusively by Section 6.01), (v) there exists or would, or could reasonably be expected to, exist a conflict of interest that would make it inappropriate in the judgment of the Purchaser Indemnified Party for the same counsel to represent both the Purchaser Indemnified Party and Seller, (vi) the Purchaser Indemnified Party elects to pursue one or more defenses or counterclaims available to it that are inconsistent with one or more of those that are being pursued by Seller in respect of such Third Party Claim or any litigation relating thereto, (vii) the Third Party Claim involves a material customer or material supplier of Company or any other Purchaser Indemnified Party, (viii) the Third Party Claim relates to any Intellectual Property, or (ix) Seller fails to diligently defend the Third Party Claim.

(e) If Seller has assumed the defense of a Third Party Claim in accordance with the terms of Section 8.03(b), Seller shall obtain the prior written consent of the Purchaser Indemnified Party (not to be unreasonably withheld) before entering into any settlement of, consenting to the entry of any judgment with respect to or ceasing to defend such Third Party Claim if (i) pursuant to or as a result of such settlement, consent or cessation, injunctive or other equitable relief will be imposed against the Purchaser Indemnified Party, or a finding or admission of any violation of Law would be made by any Purchaser Indemnified Party, or such settlement, consent or cessation would otherwise likely to be expected to interfere with or adversely affect the business, operations or assets of the Purchaser Indemnified Party, or (ii) such settlement or judgment does not expressly and unconditionally release the Purchaser Indemnified Party from all Liabilities and obligations with respect to such Third Party Claim.

(f) If Purchaser has assumed the defense of a Third Party Claim in accordance with the terms of this Section 8.03, Purchaser shall obtain the prior written consent of the Seller (not to be unreasonably withheld) before entering into any settlement of, consenting to the entry of any judgment with respect to or ceasing to defend such Third Party Claim; provided, that if Purchaser notifies Seller in writing of a proposed settlement offer or entry of judgment and Seller does not consent to such settlement offer or entry of any judgment within ten (10) days after its receipt of such notice from Purchaser, Purchaser may settle or consent to the entry of any judgment with respect to such Third Party Claim no less favorable to Seller than the terms set forth in Purchaser’s notice to Seller.

(g) Any indemnification payments required to be made by Seller in respect of a Third Party Claim shall be made promptly as and when bills are received by Seller or within ten (10) days following Seller’s receipt of notice that Losses have occurred.

(h) Notwithstanding the provisions of Section 9.10, Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third Party Claim is brought against any Purchaser Indemnified Party for purposes of any claim that a Purchaser Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein and agrees that process may be served on Seller with respect to such claim anywhere.

(i) Seller shall not be entitled to require that any Proceeding be made or brought against any other Person before a Proceeding is brought or claim is made against it pursuant to Section 8.02 by the Purchaser Indemnified Party.

(j) The Purchaser Indemnified Parties shall deliver to Seller, with reasonable promptness, notice of any claim with respect to which the Seller is or may be required to provide indemnification pursuant to Section 8.02 and that does not involve a Third Party Claim (a “Direct Claim”); provided, that a Purchaser Indemnified Party’s failure to so notify Seller of a Direct Claim shall not relieve Seller of its obligations under this Article VIII except to the extent (and only to the extent) that Seller incurs greater costs by reason of such failure, and will not relieve Seller from any other obligation that they may have to a Purchaser Indemnified Party other than under this Article VIII. If Seller does not notify the Purchaser Indemnified Party within thirty (30) days after its receipt of notice of a Direct Claim that Seller disputes its Liability to the Purchaser Indemnified Party for some or all of such Direct Claim, then the undisputed portion of the Direct Claim shall be conclusively deemed a Liability of Seller hereunder, and Seller shall pay the amount of such Liability to the Purchaser Indemnified Party on demand.

(k) If Seller agrees that it has an indemnification obligation under this Article VIII but asserts that it is obligated to pay a lesser amount than that claimed by the Purchaser Indemnified Party, Seller shall pay such lesser amount promptly to the Purchaser Indemnified Party, without prejudice to or waiver of the Purchaser Indemnified Party’s claim for the difference.

(l) If a Third Party Claim or Direct Claim relates to Company, then (i) all references in this Section 8.03 (other than Section 8.03(j)) to “Seller” shall be deemed to refer to Owner, (ii) Purchaser may rely conclusively for all purposes of this Section 8.03 of notice, consent, approval, information or other actions or omissions to act by Owner, without regard to Beneficial Owner and (iii) Purchaser shall be deemed to have satisfied all of its obligations under this Section 8.03 with respect to Beneficial Owner by satisfying such obligation with respect to Owner, provided, that this Section 8.03(l) does not impact on the several and not joint obligations of Owner and Beneficial Owner for indemnification as set out in this Article VIII.

Section 8.04 Limitations on Indemnity Payments.

(a) Basket for Losses of Purchaser Indemnified Parties. Seller shall not be liable under Section 8.02(a) unless the aggregate Losses incurred by the Purchaser Indemnified Parties with respect to all matters for which indemnification is to be provided under Section 8.02(a) exceed £150,000 (the “Basket Amount . If and when such Basket Amount is met, then Seller will be liable under Section 8.02(a) for all such Losses (including Losses under the Basket Amount).

(b) Caps on Losses of the Purchaser Indemnified Parties. The aggregate amount required to be paid by Seller under Section 8.02(a), other than with respect to any inaccuracies in or breaches of the Fundamental Representations, shall not exceed £2,5000,000 (the “General Cap”). The aggregate amount required to be paid by Seller under Section 8.02(a) with respect to inaccuracies in or breaches of the Fundamental Representations shall not exceed the Purchase Price received by Seller (of which the excess over the Cash Purchase Price, in the event that the Closing Shares have not been sold by Seller, may be settled at the Owner’s discretion, by way of return to Purchaser of the relevant number of such Closing Shares valued at the date of the Closing (to the extent required to address any outstanding indemnity obligation)).

(c) Exceptions to Basket and Cap. Notwithstanding anything to the contrary contained herein, (i) the limitations set forth in Section 8.04(a) shall not apply to Losses by reason of, resulting from or arising out of any breach of any Fundamental Representation, (ii) the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses by reason of, resulting from or arising out of any claims of fraud, and (iii) no indemnification payment made by Seller by reason of, resulting from or arising out of, any breach of any Fundamental Representation shall be considered in determining whether the Basket Amount or the General Cap has been exceeded.

(d) Covered by Post-Closing Statement. Seller shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Losses to the extent that such Losses are included in the Current Liabilities as of the Measurement Time or in the Overdue Liabilities, in each as reflected on the final Post-Closing Statement.

(e) Third Party Recoveries. Payments by Seller in respect of any Loss will be limited to the amount of such Loss that remains after deducting therefrom any third party insurance proceeds, indemnification payments (other than from Seller) and other third party recoveries actually received by the Purchaser Indemnified Party in respect of any such claim, less any related costs and expenses. Notwithstanding the foregoing, in no event will any Purchaser Indemnified Party be required to seek recovery of any such Loss under its insurance policies or from any other Person.

(f) Proportional Limitation. Except in the event of fraud by Seller or Company, in no event shall the indemnification obligations of Owner or Beneficial Owner pursuant to this Article VIII exceed the portion of the Purchase Price actually received by Owner or Beneficial Owner, as applicable.

Section 8.05 Materiality Qualifiers. Notwithstanding anything to the contrary contained in this Article VIII, for purposes of determining (a) whether a breach of a representation or warranty of Company or Seller exists for purposes of Section 8.02(a), (b) the amount of Losses arising from such a breach for which the Purchaser Indemnified Parties are entitled to indemnification under Section 8.02(a) and (c) in the case of representations and warranties that are not Fundamental Representations, whether the Basket Amount has been exceeded, each representation and warranty of Company and Seller shall be read without giving effect to any qualification that is based on materiality, including the words “material,” “Material Adverse Effect,” “in any material respect” and other uses of the word “material” or words of similar meaning (and shall be treated as if such words were deleted from such representation or warranty).

Section 8.06 Indemnification as Sole Remedy. Following the Closing, except as set forth in Section 6.01 (Agreements Regarding Tax Matters), and Section 9.12 (Specific Performance), the indemnification provided for in this Article VIII shall be the sole and exclusive remedy and recourse for any breach of this Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, (a) in the case of fraud by Seller or Company, the Purchaser Indemnified Parties shall have all remedies available under this Agreement or otherwise at Law without giving effect to any of the limitations or waivers contained herein, and (b) nothing herein shall limit any Party’s right to seek and obtain equitable remedies with respect to any covenant or agreement contained in any Transaction Document.

Section 8.07 Investigation. Notwithstanding anything to the contrary contained herein, if the Transactions are consummated, the Purchaser Indemnified Parties expressly reserve the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant of Company or Seller contained in this Agreement or any certificate delivered by Company or Seller pursuant to this Agreement, notwithstanding (a) any investigation by, disclosure to or knowledge of Purchaser or any of its Affiliates or the directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of Purchaser or any of its Affiliates in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery of this Agreement or (b) Parent’s or Acquisition Sub’s participation in the Closing.

Section 8.08 Satisfaction of Indemnification Claims. The Purchaser Indemnified Parties shall be entitled to seek recovery for satisfaction of claims for indemnification (including claims in respect of Fundamental Representations) directly from the Seller. If any amount owed under this Article VIII is not paid within ten (10) days of Seller and the Purchaser Indemnified Parties agreeing such amount is due or upon a final adjudication determined by a court of competent jurisdiction that such amount is due, Seller shall reimburse the Purchaser Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including reasonable legal fees) incurred in seeking to collect such amount under this Article VIII, and no limitation in this Article VIII shall apply to any such interest or reimbursement.

Section 8.09 Waiver of Contribution. Seller hereby irrevocably waives and releases any right of contribution, subrogation or any similar right against any Purchaser Indemnified Party in respect of matters that are or may become the subject of claims for indemnification hereunder and any indemnification payments that Seller may, at any time, be required to make to any Purchaser Indemnified Party pursuant to this Agreement.

Section 8.10 Tax Treatment of Payments. All indemnification payments made pursuant to this Agreement shall be treated by Purchaser and Company, to the extent permitted by Law, as an adjustment to the Purchase Price for income Tax purposes.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. All notices and other communications made pursuant to or under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) as of the date transmitted when transmitted by electronic mail or facsimile, (c) one Business Day after deposit with a nationally recognized overnight courier service, or (d) three Business Days after the mailing if sent by registered or certified mail, postage prepaid, return receipt requested. All notices and other communications under this Agreement shall be delivered to the addresses set forth below, or such other address as such Party may have given to the other Parties by notice pursuant to this Section 9.01 (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereinafter maintain):

If to Company:	Photo Paper Direct Ltd Unit 8, Shakespeare Industrial Estate Watford, WD24 5RR United Kingdom Attention: Josef Eitan E-Mail: [ *** ]

with a copy to (which shall not constitute notice):	Herzog, Fox & Neeman 4 Weizmann Street Tel Aviv 64239 Attention: Janet Pahima, Adv. E-Mail: [ *** ]

If to Seller:	20 Beit El Street Apt. 90 Tel Aviv E-Mail: [ *** ]

with a copy to (which shall not constitute notice):	Herzog, Fox & Neeman 4 Weizmann Street Tel Aviv 64239 Attention: Janet Pahima, Adv. E-Mail: [ *** ]

If to Purchaser:	Aterian, Inc. 37 E. 18th Street, 7th Floor New York, NY 10003 Attention: Christopher Porcelli, Associate General Counsel E-Mail: [ *** ]

with a copy to (which shall not constitute notice):	Kluk Farber Law PLLC 166 Mercer Street, Suite 6B New York, NY 10012 Attention: Agatha Kluk Eitan Hoenig E-Mail: [ *** ] [ *** ]

Section 9.02 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to the Transaction Documents and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

Section 9.03 Entire Agreement. All references in this Agreement or the Ancillary Agreements shall include all Exhibits and Schedules hereto. This Agreement, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements or understandings between the Parties with respect to such subject matter. Each of Company and Seller acknowledges and agrees that neither Purchaser nor any of its Affiliates or representatives are making, and neither Company nor Seller is relying upon, any representations, warranties or other statements by Purchaser or any of its Affiliates or representatives with respect to the conduct and operations (financial or otherwise) of Company by Purchaser and its Affiliates following the Closing. This Agreement supersedes the Term Sheet in its entirety, and the Term Sheet shall have no further force and effect.

Section 9.04 No Third-Party Beneficiaries. This Agreement shall inure exclusively to the benefit of and be binding upon the Parties, any Person entitled to indemnification under Article VIII with respect to the provisions therein, and their respective successors, permitted assigns, executors and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns, any Person entitled to indemnification under Article VIII with respect to the provisions therein) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.05 Assignments. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party, by operation of Law or otherwise, without the prior written consent of the other Parties; provided, that nothing in this Agreement shall or is intended to limit the ability of Parent or Acquisition Sub to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of Company or Seller (a) to any Affiliate of Parent or Acquisition Sub, (b) in connection with a change of control of Acquisition Sub or Parent or (c) in the event of a sale of all or substantially all of the assets of Acquisition Sub or Parent. Any attempted assignment in violation of this Section 9.05 shall be void ab initio.

Section 9.06 Amendment; Waiver. This Agreement may be amended, modified or waived only by the written agreement of the Parties. No failure or delay of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its obligations hereunder and no single or partial exercise of any such right or power shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

Section 9.07 Agreement Controls. In the event that a provision of any Ancillary Agreement is inconsistent with, conflicts with or contradicts any term of this Agreement, the terms of this Agreement shall prevail.

Section 9.08 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 9.09 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of New York without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of New York to be applied; provided however, that all questions regarding corporate matters regarding the Company shall be governed in accordance with the laws of England and Wales. Purchaser shall cause the Purchaser Indemnified Parties, to comply with the foregoing as though such Purchaser Indemnified Parties were a Party to this Agreement.

Section 9.10 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each Party agrees that any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively, in the case of a Proceeding commenced by Purchaser, in the courts of England, and in the case of a Proceeding commenced by Seller, in the United States District Court for the Southern District of New York located in New York County, New York, or, to the extent such court does not have jurisdiction, the state courts located in New York County, New York, and each of the Parties hereby submits to the exclusive jurisdiction of such courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Proceeding. A final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party agrees not to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby except in the courts described above (other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described above), irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any such court, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any Party. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Proceeding.

(b) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Admissibility into Evidence. All offers of compromise or settlement among the Parties or their officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors or other agents in connection with the attempted resolution of any dispute under this Agreement shall be deemed to have been delivered in furtherance of a settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any Proceeding for the resolution of such dispute.

Section 9.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, in any court designated to resolve disputes concerning this Agreement (or, if such court lacks subject matter jurisdiction, in any appropriate state, federal or other court), this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.

Section 9.13 Other Remedies. Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or at Law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 9.14 Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement: (a) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement; (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (c) unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter; (d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to;” (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if;” (f) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section; (g) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day; (h) time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement; (i) the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions; (j) (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto and (ii) the term “any” means “any and all;” (k) (i) references to “days” means calendar days unless Business Days are expressly specified, (ii) references to “$” mean U.S. dollars and (iii) references to “£” mean U.K. pounds; (l) the Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance, and if any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same or similar subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement; (m) all uses of “written” contained in Article III, Article IV, and Article V shall be deemed to include information transmitted via e-mail, facsimile or other electronic transmission; (n) for purposes of Article III and Article IV, information shall be deemed to have been “made available” to Purchaser only if such information was posted (i) to the electronic data room hosted by iDeals Solutions Group maintained by Company under the project name “Photo Paper Direct” at https://www4.idealsvdr.com/v3/Photo_Paper_Direct/#/ in a manner accessible and reviewable by Purchaser at least one Business Days prior to the Closing Date (and not removed therefrom during such one Business Day period) or (ii) to Company’s website at https://www.photopaperdirect.us; (o) any drafts of this Agreement or any Ancillary Agreement circulated by or among the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Ancillary Agreement, and each of the Parties agrees that no Party or Purchaser Indemnified Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose; and (p) the Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements; in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any Ancillary Agreement and the language used in it will be deemed to be the language chosen by the Parties to express their mutual intent.

Section 9.15 Counterparts; Deliveries. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

PARENT:

ATERIAN, INC. /s/ Yaniv Sarig
Name: Yaniv Sarig Title: Chief Executive Officer

ACQUISITION SUB: TRUWEO, LLC /s/ Yaniv Sarig
Title: Yaniv Sarig Name: Chief Executive Officer

COMPANY: PHOTO PAPER DIRECT LTD /s/ Josef Eitan
Title: Josef Eitan Name: Director

OWNER: /s/ Josef Eitan
Josef Eitan

BENEFICIAL OWNER:

/s/ Ran Nir
Ran Nir

[Signature Page to Aterian – PPD Stock Purchase Agreement]